Exhibit 2.3

Execution Version

SHARE PURCHASE AGREEMENT

by and among

COLFIN INDUSTRIAL HOLDINGS, LLC,

COBALT INDUSTRIAL REIT III, L.P.

and

COBALT INDUSTRIAL REIT III PARALLEL FUND, L.P.

Dated as of November 18, 2014

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INDEX TO EXHIBITS

EXHIBITS

A.	Disclosure Schedule

B.	Form of Deposit Escrow Agreement

C.	Form of Space Lease Estoppel Certificate

D.	Form of Indemnification Escrow Agreement

E.	Leasing Assumption Models

F.	Form of FIRPTA Certificate

G.	Form of Non-Imputation Affidavit

H.	Form of Owner’s Affidavit

I.	Locke Lord Opinion

J.	Form of Subordination, Non-Disturbance and Attornment Agreement

ANNEXES

A.	Intentionally Omitted

B.	Prorated Items

C.	Allocated Asset Values

D.	Local Custom

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SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of November 18, 2014, by and among ColFin Industrial Holdings, LLC, a Delaware limited liability company (the “Buyer”), Cobalt Industrial REIT III, L.P., a Delaware limited partnership (“Cobalt Industrial REIT”), and Cobalt Industrial REIT III Parallel Fund, L.P., a Delaware limited partnership (together with Cobalt Industrial REIT, the “Sellers”). Certain capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Article I below.

R E C I T A L S:

WHEREAS, CIR III-I REIT (“CIR III”) is a real estate investment trust organized under the laws of the state of Texas;

WHEREAS, the Sellers are the record and beneficial owners of all of the issued and outstanding common shares (the “CIR III Shares”) of CIR III;

WHEREAS, the Sellers desire to sell to the Buyer all of the CIR III Shares, and the Buyer desires to purchase from the Sellers all of the CIR III Shares, on the terms and conditions set forth herein;

WHEREAS, the general partner and limited partners of each Seller have approved the transactions contemplated by this Agreement in accordance with each Seller’s respective Organizational Documents (collectively, the “Required Partner Approval”); and

WHEREAS, concurrently with the execution of this Agreement, the Buyer shall enter into the Other Purchase Agreements with certain affiliates of the Sellers.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings:

“Access and Due Diligence Agreement” shall have the meaning set forth in Section 6.2.

“Accountant” shall mean Ernst & Young LLP.

“Adjusted Closing Costs Threshold” shall mean an amount equal to one hundred and ten percent (110%) of the Section 3.9 Seller Costs that would have been payable by Sellers if no AAV Adjustments had been made hereunder or under the CIR I Purchase Agreement or the CIR II Purchase Agreement.

“Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; as used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Allocated Asset Values” shall have the meaning set forth in Section 3.6.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning set forth in Section 4.1(f)(i).

“Balance Sheet” shall have the meaning set forth in Section 4.1(cc).

“Balance Sheet Date” shall have the meaning set forth in Section 4.1(cc).

“Benefit Plan” shall mean an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal orinformal, oral or written.

“Board” shall mean the Board of Trust Managers of CIR III.

“Books and Records” shall mean, with respect to any Person, originals or copies of all of such Person’s books and records, documents, data and databases, administrative records, complaint logs, policy forms and files, sales records and files, records relating to regulatory matters, customer lists, policy information, correspondence with Governmental Entities, financial, Tax and accounting records and all other records, data, databases and information (in whatever form maintained, including computer generated, recorded or stored) relating to the assets, properties, business, conduct and operations of such Person, including all such items relating to such Person’s legal existence, stock ownership, corporate management or other such corporate records.

“Bulk Sales Laws” shall have the meaning set forth in Section 15.3(b).

“Bulk Sales Stop Order” shall have the meaning set forth in Section 15.3(b).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Extended Outside Date” shall have the meaning set forth in Section 10.1(c).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 11.1.

“Buyer Outside Date” shall have the meaning set forth in Section 10.1(c).

“Casualty” shall have the meaning set forth in Section 12.1.

“Casualty Credit” shall have the meaning set forth in Section 12.1(a).

“CC&R’s” means any declaration of covenants, conditions or restrictions or any similar document affecting any CIR III Property.

“CCM” shall mean Cobalt Capital Management, L.P., a Texas limited partnership.

“CCM Services Agreement” shall mean that certain Services Agreement dated as of the date hereof by and between CCM and the Buyer.

“CIR I Purchase Agreement” means that certain Asset Purchase Agreement dated as of the date hereof by and between Cobalt Industrial REIT, a Texas real estate investment trust, and Buyer.

“CIR II Purchase Agreement” means that certain Asset Purchase Agreement dated as of the date hereof by and between Cobalt Industrial REIT II, a Texas real estate investment trust, and Buyer.

“CIR III” shall have the meaning set forth in the recitals hereto.

“CIR III Accounts” shall have the meaning set forth in Section 4.1(hh).

“CIR III Properties” shall mean the real property interests set forth on Schedule 1.1(b), together with all rights, titles and interests of the Sellers and their respective Subsidiaries in and to all buildings, structures and other improvements and fixtures located on or under such real property interests and all easements, rights and other appurtenances to such real property, including fee interests, ground leasehold interests and the CIR III-Related Property related thereto.

“CIR III-Related Property” shall mean all assets, properties and rights (including prepaid expenses) of every kind principally used or employed in connection with the CIR III Properties as of the Closing, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement, including, but not limited to the following:

(i) all easements, covenants and other rights appurtenant to the CIR III Properties, as applicable, and all right, title and interest in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the CIR III Properties, as applicable, and to the center line thereof;

(ii) all Personal Property;

(iii) all licenses, permits and authorizations applicable to the CIR III Properties in connection with the operation of all or any part of the CIR III Properties as it is presently being operated;

(iv) all warranties, if any, issued by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the CIR III Properties;

(v) all Space Leases, and all guarantees, security and escrow deposits held in connection therewith;

(vi) all Contracts relating to the CIR III Properties;

(vii) all claims and defenses against third parties to the extent relating to the CIR III Properties, whether choate or inchoate, known or unknown, contingent or noncontingent;

(viii) the right to receive and retain mail and other communications relating to the CIR III Properties;

(ix) all Cobalt Marks, Cobalt Domain Names and all other intangible property relating to the CIR III Properties; and

(x) all Books and Records, tenant files, tenant lists and tenant marketing information relating to the CIR III Properties.

“CIR III Shares” shall have the meaning set forth in the recitals hereto.

“CIR III Transaction Expenses” means the then unpaid aggregate of the expenses incurred or payable directly or indirectly by CIR III or any of its Subsidiaries, including any expenses of any Seller or its respective Affiliates incurred or payable, directly or indirectly, by CIR III or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement or the process of selling CIR III and the CIR III Properties, including, without limitation, (i) any fees and expenses of legal counsel, accountants, investment bankers or consultants and (ii) any bonus, change of control, non-compete, severance, transaction payment or similar payment that becomes payable by CIR III or any of its Subsidiaries to any Person as a result of the transactions contemplated by this Agreement that remains unpaid by CIR III or any of its Subsidiaries as of the Closing.

“Claim” shall have the meaning set forth in Section 15.6(a).

“Closing” shall have the meaning set forth in Section 3.4.

“Closing Cash Consideration” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.4.

“Closing Statement” shall have the meaning set forth in Section 3.3.

“Cobalt Domain Names” shall mean any and all domain names incorporating a Cobalt Mark.

“Cobalt Industrial REIT” shall have the meaning set forth in the preamble hereto.

“Cobalt Marks” shall mean “Cobalt,” “Cobalt Capital,” “Cobalt Industrial REIT,” and all variations and derivatives thereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with any rules or regulations promulgated thereunder.

“Confidential Information” shall mean any information, in whatever format, concerning the business of CIR III or any of its Subsidiaries other than such information that the Person in possession of such information can demonstrate (a) was otherwise publicly available, (b) becomes known to such Person from a source other than the Seller, which source is not known to such Person to have a duty of confidentiality with respect to such information, or (c) is independently developed by such Person without reliance on or access to any Confidential Information.

“Contract” shall mean any legally binding agreement, understanding, contract, lease, license, sublicenses, indenture, loan agreement, mortgage, security agreement, management agreement, letter contract, ordering agreement, delivery, purchase or sales order or consensual obligation, promise, undertaking or other commitment, instrument or arrangement (whether written or oral).

“Cutoff Time” shall have the meaning set forth in Section 3.5(a).

“Deductible” shall have the meaning set forth in Section 11.4(a).

“Deferred Closing Date” shall have the meaning set forth in Section 13.1(d).

“Deferred Closing Cash Consideration” shall have the meaning set forth in Section 13.1(e).

“Deferred Property” shall have the meaning set forth in Section 13.1.

“Deferred Property Owner” shall have the meaning set forth in Section 13.1(a),

“Deficiency” shall have the meaning set forth in Section 15.6(a).

“Deposit” shall have the meaning set forth in Section 3.2(a).

“Deposit Escrow Agreement” means that certain Deposit Escrow Agreement in the form attached hereto as Exhibit B, with such changes as may be agreed to among the Buyer, the Seller and the Escrow Agent.

“Director” shall have the meaning set forth in Section 15.6(a).

“Disclosure Schedule” shall mean the Disclosure Schedule which (a) has been prepared by or on behalf of the Seller and (b) is being delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement, which Disclosure Schedule is attached hereto as Exhibit A.

“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Seller or any Subsidiary thereof, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign Laws, regulations, ordinances, requirements of Governmental Entities, and common law, relating to pollution or protection of human health or the environment, (including, without limitation, ambient air, vapor, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Laws relating to (i) Releases or threatened Releases of, or exposure to, Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), transport or handling of Hazardous Materials, (iii) recordkeeping, notification, disclosure, or reporting requirements regarding Hazardous Materials, (iv) endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources, (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment, or (vi) emissions or control of greenhouse gases.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, together with any rules or regulations promulgated thereunder.

“Escrow Agent” means Republic Title of Texas, Inc. or any successor or permitted assign of such Escrow Agent appointed in accordance with the terms of the Deposit Escrow Agreement or Indemnification Escrow Agreement, as applicable.

“Escrowed Deferred Consideration” shall have the meaning set forth in Section 13.1(c).

“Estimated Proration Statement” shall have the meaning set forth in Section 3.5(b).

“Estoppel” shall mean an estoppel certificate or other statement in the form attached hereto as Exhibit C or otherwise in form and substance reasonably satisfactory to the Buyer and the Buyer’s financing sources from a tenant under a Space Lease, duly executed by the applicable tenant and with the required factual information inserted but with only the following additional changes by the applicable tenant: (a) non-material modifications thereof, (b) such tenant making note of items which constitute Permitted Liens, (c) modifications thereof to conform the same to the applicable Space Lease, and/or (d) such tenant referencing a general condition statement such as “we reserve all rights” (or words of similar import) or limiting its statements “to tenant’s knowledge” (or words of similar import, but excluding reservations relating to specific issues or alleged defaults).

“Excluded Warranties” shall have the meaning set forth in Section 11.3.

“Executive Order” shall have the meaning set forth in Section 4.1(f)(i).

“Existing Loans” shall mean all loans or debt for borrowed money of the Sellers or any of their respective Subsidiaries made with respect to any CIR III Properties, in each case, including all outstanding principal and accrued and unpaid interest thereunder, as evidenced by the principal loan agreements set forth on Schedule 1.1(c), which Existing Loans shall be fully prepaid by the Sellers or the applicable Subsidiary prior to or concurrently with the Closing, and which shall thereupon terminate and cease to be in effect.

“Final Indemnification Escrow Release Date” shall mean the date that is the fifteen (15) month anniversary of the Closing Date.

“Final Proration Period” shall have the meaning set forth in Section 3.5(b).

“Final Settlement Statement” shall have the meaning set forth in Section 3.5(b).

“Financial Statements” shall have the meaning set forth in Section 4.1(cc).

“Financing” shall mean the debt financing provided to the Buyer by its financing sources in connection with the consummation of the transactions contemplated by this Agreement, if any.

“Financing Subs” shall have the meaning set forth in Section 6.12(a).

“First Indemnification Escrow Release Date” shall mean the date that is the nine (9) month anniversary of the Closing Date.

“GAAP” means United States generally accepted accounting principles.

“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Governmental Entity” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Ground Leases” shall have the meaning set forth in Section 4.1(k)(i)(B).

“Hazardous Materials” shall mean any chemical, pollutant, contaminant, or material, waste or substance, whether hazardous, toxic, deleterious, radioactive, noxious, harmful, or otherwise, petroleum and petroleum products, by-products, derivatives or wastes, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, or other substances that have an adverse effect on human health or the environment.

“Indebtedness” means (without duplication), as to any Person, (a) all obligations for the payment of principal, interest, penalties, fees or other Liabilities for borrowed money (including guarantees and notes payable) and collection costs thereof, incurred or assumed, including Existing Loans, (b) all obligations with respect to deposits or advances, (c) any Liability relating to any capitalized lease obligation, (d) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (e) all obligations under conditional sale or other title retention agreements relating to the property or assets of such Person, (f) all indebtedness of third parties secured by an Lien on property owned or acquired by such Person, (g) any obligation that, in accordance with GAAP, would be required to be reflected as debt on the consolidated balance sheet of such Person, (h) all obligations for the deferred purchase price of assets, property or services owned by such Person and (i) all indebtedness of others referred to in clauses (a) through (h) above guaranteed by such Person, or in effect guaranteed by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any.

“Indemnification Escrow Agreement” means that certain Indemnification Escrow Agreement in the form attached hereto as Exhibit D, with such changes as may be agreed to among the Buyer, the Seller and the Escrow Agent.

“Indemnification Escrow Amount” shall mean $17,550,000.

“Indemnitee” shall have the meaning set forth in Section 11.5.

“Indemnitor” shall have the meaning set forth in Section 11.5.

“Initial Purchase Price” shall have the meaning set forth in Section 3.1.

“Intellectual Property” shall mean all United States and foreign intellectual property, including all (i) patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how and (v) similar proprietary rights.

“Intercompany Obligations and Agreements” shall have the meaning set forth in Section 6.10.

“ISRA” shall have the meaning set forth in Section 15.6(b).

“knowledge of the Seller” or similar phrase shall mean the actual knowledge (without duty of inquiry) of Graydon Bouchillon, David Broome, Lewis D. Friedland, Holly Losey, Bryan Morland and Mike Wenaas.

“Law” means any applicable statute, law, rule, regulation, code, ordinance, order, judgment or decree of a Governmental Entity.

“Leasing Costs” shall mean, with respect to a particular Space Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Space Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, free rent periods, leasing commissions, brokerage commissions, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Space Lease or any other agreement relating to such Space Lease.

“Legal Proceeding” means (a) any suit, action, claim, inquiry, audit, investigation or other proceeding at Law or in equity by or before a Governmental Entity or (b) any arbitral action or proceeding.

“Lenders” shall mean the holders of the Existing Loans.

“Liability” shall mean any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, whether or not accrued, whether known or unknown, disputed or undisputed, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” shall mean any lease, title retention agreement, conditional sale agreement, equitable interest, license pertaining to real property, lien (statutory or other), option, pledge, security interest, mortgage, encumbrance, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting or other Stock Restriction (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership or any other claim or charge, similar in purpose or effect to any of the foregoing.

“Losses” shall have the meaning set forth in Section 11.1.

“LSRP” shall have the meaning set forth in Section 15.6(b).

“Management Agreements” shall have the meaning set forth in Section 4.1(k)(i)(A).

“Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence has or is reasonably likely to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operation of CIR III and its Subsidiaries, taken as a whole; provided, however, that the following, either alone or in combination, shall be excluded from any determination as to whether a Material Adverse Effect has occurred: (a) any events, changes or occurrences attributable to general economic or political conditions or the securities markets in general, (b) any events, changes or occurrences that are generally applicable to Persons engaged in the industry or any geographic market in which CIR III or its Subsidiaries conduct business or where the CIR III Properties are located, (c) any events, changes or occurrences directly attributable to the public announcement of this Agreement or the consummation of the transactions contemplated hereby or arising from the identity of the Buyer or its Affiliates, (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (e) any matter which is disclosed in the Terracon Reports, (f) any changes in applicable Laws or accounting rules (including GAAP) or changes in the interpretation or enforcement of any of the foregoing, (g) any natural or man-made disasters, (h) any failure by the Seller to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying cause of such failures (subject to the other provisions of this definition) shall not be excluded) or (i) any action taken by the Seller or any of any of its Selling Subsidiaries that is expressly required by this Agreement or taken at the written request of the Buyer, or the failure to take any action by the Seller or any of its Selling Subsidiaries if that action is expressly prohibited by this Agreement; provided, that any of the events, changes or occurrences referred to in clauses (a) or (b) immediately above shall be considered in any determination as to whether a Material Adverse Effect has occurred to the extent any such event, change or occurrence affects CIR III or its Subsidiaries or the CIR III Properties in a substantially disproportionate manner when compared to the effect of such events, changes or occurrences on other Persons engaged in the industry or geographic market in which CIR III or its Subsidiaries conduct business or where the CIR III Properties are located.

“Material Contract” shall have the meaning set forth in Section 4.1(k)(i).

“Non-Imputation Affidavit” shall have the meaning set forth in Section 2.2(a)(viii).

“Non-Recourse Party” shall have the meaning set forth in Section 10.2(b).

“Non-Triggered Purchase Options” shall have the meaning set forth in Section 4.1(q).

“Organizational Documents” shall mean with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter declaration of trust or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

“Other Purchase Agreements” shall mean (i) the CIR I Purchase Agreement, (ii) the CIR II Purchase Agreement and (iii) that certain Asset Purchase Agreement dated as of the date hereof by and among Cobalt Capital Partners, L.P., a Delaware limited partnership, Cobalt Capital Management, L.P., a Texas limited partnership, and Buyer, as such agreements may be amended from time to time.

“Out for Signature Space Lease” means a new lease, license or other agreement granting occupancy rights with respect to any portion of the CIR III Properties, or an amendment, renewal or termination of an existing Space Lease, which is in final form and out for signature to the applicable tenant, as more particularly listed on Schedule 1.1(d).

“Outside Date” shall have the meaning set forth in Section 10.1(d).

“Owner’s Affidavit” shall have the meaning set forth in Section 2.2(a)(ix).

“Parties” means, collectively, the Seller and the Buyer and “Party” means any one of the Seller or the Buyer.

“Payable Termination Event” shall have the meaning set forth in Section 10.2(b).

“Pending Condemnation Proceeding” shall have the meaning set forth in Section 4.1(o).

“Permit” means any authorization, license, permit, approval or certificate issued by a Governmental Entity, and including any professional licenses.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings (subject, in any event, to the prorations provisions of Section 3.5), (b) inchoate mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business or for construction work not yet completed and as to which payment is not yet delinquent, (c) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (d) Liens incurred or in existence in connection with the Existing Loans, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, or any other encumbrances, if any, that either (i) do not materially detract from the value or use of the property encumbered thereby or (ii) are shown on the proforma policies of title insurance with respect to the CIR III Properties agreed to by the Buyer and the Title Company as of the date hereof and (f) Liens created by the Buyer, or its successors and assigns; provided, however, that notwithstanding the foregoing or anything to the contrary contained herein, the Seller shall cause all of the following to be discharged on or prior to the Closing Date (and none of the following shall constitute a Permitted Lien if it exists as of the Closing Date): (i) any Liens related to any of the Existing Loans; (ii) any mechanics’, carriers’, workers’ or repairers’ Liens in a fixed, liquidated sum of money; and (iii) any Liens voluntarily created by the Seller or any of its Subsidiaries after the date hereof in breach of this Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, other form of business entity or Governmental Entity.

“Personal Property” shall mean all furniture, fixtures, equipment and other personal property which are now, or hereafter prior to the Closing Date may be, placed in or attached to the CIR III Properties and are used solely in connection with the operation of the CIR III Properties or owned by CIR III or its Subsidiaries (but not including items which are owned or leased by tenants, leased by the Seller or its Subsidiaries or otherwise owned by third parties).

“Plan Assets” shall mean the assets of a plan within the meaning of 29 C.F.R. § 2510.3-101.

“Post-Closing Tax Period” shall have the meaning set forth in Section 6.23(c).

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the day immediately preceding the Closing Date and, with respect to any taxable period that includes but does not end on such day, the portion of any such taxable period ending on and including the day immediately preceding the Closing Date as determined in accordance with Section 6.23(d) and Annex B hereto.

“Preferred Shares” shall have the meaning set forth in Section 4.1(aa)(i).

“Prepayment Costs” shall have the meaning set forth in Section 3.9.

“Prorated Items” shall have the meaning set forth in Section 3.5(a).

“Purchase Options” shall have the meaning set forth in Section 4.1(q).

“RAO” shall have the meaning set forth in Section 15.6(b).

“Realco” shall mean USAA Real Estate Company, a Delaware corporation.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Rent Roll” shall have the meaning set forth in Section 4.1(m).

“Representatives” means, as to any Person, its Affiliates, and its and their respective equity holders, officers, directors, managers, employees, counsel, accountants, advisers, consultants, representatives and agents.

“Required Charter Amendment” shall mean a duly authorized amendment to the Declaration of Trust of CIR III removing all limitations regarding and other references to “domestically controlled” REIT within the meaning of Section 897(h)(4)(B) of the Code.

“Required Partner Approval” shall have the meaning set forth in the recitals hereto.

“Required Tenant Estoppels” shall have the meaning set forth in Section 9.5.

“Required Waiver” shall mean a duly authorized waiver by the Board of certain provisions relating to the “Ownership Limitations” in Article XI of the Declaration of Trust of CIR III pursuant to which the Buyer and all persons to whom CIR III Shares owned by the Buyer is attributed would become Excepted Holders (as defined in the Declaration of Trust of CIR III) and such Excepted Holders would have an Excepted Holder Limit of 100% of the CIR III Shares.

“Restoration Credit” shall have the meaning set forth in Section 12.1(a).

“Restricted Space Lease” shall mean any proposed lease of space demising all or a portion of any CIR III Property that meets any one or more of the following criteria: (a) such lease demises greater than seventy-five thousand (75,000) rentable square feet in any CIR III Property, (b) such lease is for a term equal to or greater than ten (10) years (including any renewal rights in favor of the applicable tenant), (c) such lease provides for any obligation on the part of the landlord thereunder to expend an amount greater than or equal to Four Hundred Thousand Dollars ($400,000.00) in Leasing Costs, (d) such lease contains a right of first offer, right of first refusal, purchase option or similar option to acquire all or any portion of the applicable CIR III Property in favor of the tenant thereunder or otherwise materially encumbers the CIR III Property other than with respect to a Permitted Lien or (e) the net effective rent under such space lease (taking into account the base rent and contractual rent escalations and any applicable Leasing Costs) is less than the applicable net effective rent shown on the leasing assumption models attached hereto as Exhibit E.

“Scheduled Closing Date” shall have the meaning set forth in Section 3.4.

“Section 3.9 Seller Costs” shall mean the closing costs payable by the Sellers with respect to (a) premiums for title insurances policies and (b) transfer, stamp, excise and similar Taxes, in each case under Section 3.9 of this Agreement, Section 3.9 of the CIR I Purchase Agreement and Section 3.9 of the CIR II Purchase Agreement, in the aggregate.

“Securities Act” shall have the meaning set forth in Section 5.9.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Indemnifiable Event(s)” shall have the meaning set forth in Section 11.1.

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.2.

“Seller Insurance Policies” shall have the meaning set forth in Section 4.1(s).

“Seller Intellectual Property” shall have the meaning set forth in Section 4.1(h)(i).

“Seller Representative” shall have the meaning set forth in Section 6.8.

“Significant Casualty” shall have the meaning set forth in Section 12.1(b).

“Significant Portfolio Casualty” shall have the meaning set forth in Section 12.1(f).

“Significant Portfolio Taking” shall have the meaning set forth in Section 12.2(f).

“Significant Taking” shall have the meaning set forth in Section 12.2(a)(i).

“SNDA” shall have the meaning set forth in Section 6.5(b).

“SNDA Tenants” shall have the meaning set forth in Section 6.5(b).

“Space Lease” shall have the meaning set forth in Section 4.1(m).

“Stock Restriction” shall mean, with respect to the capital stock or other equity securities of a Person, any option, right of first refusal, right of first offer or restriction of any kind, including any restriction on voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership, but specifically excluding any restrictions imposed by applicable Law or contained in the Declaration of Trust of CIR III.

“Straddle Period” shall have the meaning set forth in Section 6.23(d).

“Straddle Returns” shall have the meaning set forth in Section 6.23(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other entity. For purposes of this Agreement, CIR III shall be deemed to be a Subsidiary of each Seller.

“Taking” shall have the meaning set forth in Section 12.2.

“Taking Credit” shall have the meaning set forth in Section 12.2(a).

“Taking Restoration Credit” shall have the meaning set forth in Section 12.2(a)

“Tax Escrow” shall have the meaning set forth in Section 15.6(a).

“Tax Notification” shall have the meaning set forth in Section 15.6(a).

“Tax Returns” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupation, property (including, personal, real, tangible and intangible property taxes), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Entity, together with any and all penalties, fines, additions to tax and interest thereon, whether disputed or not.

“Terracon Reports” shall mean (i) the Cobalt CP Light Industrial Environmental Review prepared by Terracon Consultants, Inc., dated November 5, 2014, including any amendments and revisions thereto, and (ii) those certain Property Condition Reports prepared by Terracon Consultants, Inc., dated November 14, 2014, including any amendments and revisions thereto.

“Title Company” shall mean Republic Title of Texas, Inc. as agent for First American Title Insurance Company, or such other entity as the Parties shall mutually agree.

“Title Policies” shall have the meaning set forth in Section 9.6.

“Transaction Documents” shall mean this Agreement, the exhibits and schedules hereto and thereto, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

“Transition Services Agreement” shall mean that certain Transition Services Agreement dated as of the date hereof by and between Realco and Buyer.

“Triggered Purchase Options” shall have the meaning set forth in Section 4.1(q).

“TRS” shall mean a taxable REIT subsidiary as defined in Section 856(l) of the Code.

“TRS LLC” shall mean CIR III-1 TRS, LLC, a Texas limited liability company.

“True-Up Accountant” shall have the meaning set forth in Section 3.5(b).

“True-Up Amount” shall have the meaning set forth in Section 3.5(b).

“TTD” shall have the meaning set forth in Section 15.6(a).

“Unresolved Items” shall have the meaning set forth in Section 3.5(b).

Section 1.2. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The terms “Dollars” and “$” shall mean United States Dollars.

ARTICLE II.

PURCHASE AND SALE OF THE CIR III SHARES

Section 2.1. Purchase and Sale of the CIR III Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) each Seller shall sell, convey, assign, transfer and deliver to the Buyer (or its permitted designee), and the Buyer (or its permitted designee) shall purchase and acquire from each Seller, free and clear of any Liens or Stock Restrictions, the CIR III Shares, together with all rights attaching thereto at Closing or accruing thereafter including, without limitation, the right to receive all dividends and distributions declared, made or paid after the Closing, together with all of CIR III’s Books and Records, including the statutory books, stock ledgers and corporate seals of CIR III; and

(b) each Seller hereby irrevocably waives any restriction on the transfer (including rights of pre-emption) enforceable by it in relation to the transfer of the CIR III Shares pursuant to this Agreement and each Seller hereby consents to such transfer for all relevant purposes.

Section 2.2. Certain Closing Deliveries. At the Closing, the parties hereto shall take the following actions:

(a) the Sellers shall deliver (or cause to be delivered) to the Buyer (or, at the Buyer’s election, a designee of Buyer):

(i) the certificates contemplated in Section 9.2 and Section 9.3;

(ii) to the extent not previously delivered to the Buyer, copies of all consents of any Governmental Entity obtained by the Sellers in connection with the transactions contemplated by this Agreement;

(iii) copies (or originals where possible) of all consents required by Section 9.4;

(iv) evidence reasonably satisfactory to Buyer that each Intercompany Obligation and Agreement has been terminated;

(v) a duly executed counterpart to the Closing Statement;

(vi) a duly executed counterpart to the joint written instructions to the Escrow Agent, directing the Escrow Agent to disburse the Deposit in accordance with Section 3.2;

(vii) an affidavit that each Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, substantially in the form of Exhibit F attached hereto;

(viii) a duly executed and acknowledged counterpart to a non-imputation affidavit, substantially in the form of Exhibit G attached hereto, with respect to each of the CIR III Properties (the “Non-Imputation Affidavit”);

(ix) a duly executed and acknowledged counterpart to an owner’s affidavit, substantially in the form of Exhibit H attached hereto, with respect to each of the CIR III Properties (the “Owner’s Affidavit”)

(x) with respect to the transactions contemplated hereunder, all transfer tax returns to the extent required by Law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Sellers and Buyer and duly executed by each Seller;

(xi) an executed and acknowledged incumbency certificate from each Seller certifying the authority of the officers or the general partner of such Seller to execute this Agreement and the other documents delivered by the Sellers to the Buyer at Closing;

(xii) direction letters to each tenant of the CIR III Properties stating that such tenant’s rent should be directed to the accounts set forth in such notices;

(xiii) a duly executed counterpart to the Indemnification Escrow Agreement;

(xiv) original stock certificates representing all of the CIR III Shares and any stock powers related thereto;

(xv) evidence that (i) each Seller shall have arranged for all authorized signatories and other representatives on the CIR III Accounts to be changed to those individuals requested by the Buyer or (ii) the existing CIR III Accounts have been closed and the funds previously contained therein have been transferred to another depository institution acceptable to the Buyer with authorized signatories designated by the Buyer;

(xvi) a certificate duly executed by an officer or the general partner of each Seller containing a written estimate of the REIT taxable income of CIR III for federal income tax purposes for the portion of the 2014 taxable year ending on the Closing Date (or for 2014 in its entirety if the Closing occurs in 2015) and the distributions made governed by Section 316 of the Code;

(xvii) (i) an entity status letter from the Texas Comptroller of Public Accounts showing that CIR III has an active status with respect to its right to transact business in Texas dated no more than fifteen (15) days prior to the Closing Date; and (ii) foreign qualifications of CIR III from each state in which it is qualified to do business;

(xviii) resignation letters, duly executed by each trust manager and officer of CIR III and any of its Subsidiaries, confirming the resignation, as of the Closing Date, of all positions with CIR III and/or CIR III’s Subsidiaries held by such Persons;

(xix) a written opinion of Locke Lord LLP substantially in the form of Exhibit I attached hereto, dated as of the Closing Date, to the effect that, during the period commencing with CIR III’s taxable year ended December 31, 2011 through the Closing Date (assuming the taxable year of CIR III ended as of the Closing Date), CIR III has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications and based upon factual representations contained in an officer’s certificate executed by CIR III or an officer thereof; provided that, if the Closing occurs in 2015, such opinion shall be subject to the assumption that CIR III has made distributions sufficient to satisfy the distribution requirements set forth in Section 857(a) of the Code for its taxable period beginning January 1, 2015 through the Closing Date (assuming the taxable year of CIR III) ended as of the Closing Date);

(xx) evidence reasonably satisfactory to the Buyer that all Indebtedness of CIR III and its Subsidiaries has been repaid and all CIR III Transaction Expenses have been paid in each case, as of the Closing, with no further obligations or Liabilities of CIR III or its Subsidiaries thereunder;

(xxi) executed copies of the Required Waiver and the Required Charter Amendment and resolutions approving and ratifying any and all actions taken by the Board and/or the officers of CIR III with respect thereto;

(xxii) resolutions ratifying or otherwise validating prior action by the Board granting a waiver to the Sellers of the application of the provisions relating to the “Ownership Limitations” in Article XI of the Declaration of Trust of CIR III; and

(xxiii) such additional certificates, resolutions, instruments and agreements as may be reasonably requested by the Buyer or the Title Company in connection with the transactions contemplated hereby.

(b) The Buyer shall deliver to each Seller:

(i) a wire transfer of such Seller’s allocation of the Closing Cash Consideration, as set forth on the Closing Statement or as otherwise directed by such Seller in writing at least two (2) Business Days prior to the Closing Date;

(ii) the certificates contemplated in Section 8.2 and Section 8.3;

(iii) to the extent not previously delivered to the Seller, copies of all consents of any Governmental Entity obtained by the Buyer in connection with the transactions contemplated by this Agreement;

(iv) a duly executed counterpart to the Closing Statement;

(v) a duly executed counterpart to the joint written instructions to the Escrow Agent, directing the Escrow Agent to disburse the Deposit in accordance with Section 3.2;

(vi) an executed and acknowledged incumbency certificate from the Buyer certifying the authority of the officers of the Buyer to execute this Agreement and the other documents delivered by the Buyer to the Seller at Closing;

(vii) a duly executed and acknowledged counterpart to the Non-Imputation Affidavit;

(viii) a duly executed counterpart to the Indemnification Escrow Agreement;

(ix) all transfer tax returns and declarations to the extent required by Law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Seller and the Buyer and duly executed by the Buyer; and

(x) such additional certificates, resolutions, instruments and agreements as may be reasonably requested by the Sellers or the Title Company in connection with the transactions contemplated hereby.

ARTICLE III.

PURCHASE PRICE

Section 3.1. Consideration. The aggregate consideration payable by the Buyer to the Sellers for the CIR III Shares shall be an amount in cash equal to $351,000,000 (the “Initial Purchase Price”), which such amount shall be increased or decreased, as applicable, by the amount of the Prorated Items as of the Closing Date allocable to the Sellers or as otherwise set forth herein (the amounts determined as a result of the foregoing calculation or as otherwise adjusted pursuant to the terms of this Agreement, the “Closing Cash Consideration”). The

Closing Cash Consideration shall be disbursed at the Closing by wire transfer of immediately available funds pursuant to Section 3.2 based on the calculation thereof in the Closing Statement, and it shall be subject to adjustment following the Closing pursuant to Section 3.5(b). Notwithstanding anything to the contrary contained herein, in the event the Closing shall not occur prior to January 1, 2015, the Initial Purchase Price shall be increased by an amount of cash equal to the amount of unrestricted cash held by CIR III (i.e., cash held by CIR III other than cash reserves for accrued but unpaid Taxes relating to Pre-Closing Tax Periods and security deposits) immediately prior to the Closing.

Section 3.2. Deposit; Payment on Closing.

(a) No later than the second (2nd) Business Day following the date hereof, the Buyer shall deposit $4,387,500 with the Escrow Agent (together with all interest and earnings thereon and as the same may be increased pursuant to Section 10.1(c), the “Deposit”). The Deposit shall be held in a segregated account in accordance with the provisions of the Deposit Escrow Agreement. If the Closing occurs, the Deposit shall be disbursed to the Sellers at the Closing and shall be applied against the Closing Cash Consideration in accordance with the joint written instructions executed by the parties. For the avoidance of doubt, except in accordance with the express provisions of this Agreement and the Deposit Escrow Agreement, the Deposit shall be held by the Escrow Agent and shall not be released by the Escrow Agent unless and until the Closing occurs. Notwithstanding the foregoing, if the Closing does not occur or if this Agreement otherwise terminates, the Deposit shall be disbursed as provided in this Agreement.

(b) On the Closing Date, the Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds, the Closing Cash Consideration, less (i) the Deposit, (ii) amounts withheld pursuant to Section 3.8, to be disbursed by the Escrow Agent in accordance with this Section 3.2 and (iii) an amount, if any, by which the cost of prepaying the Existing Loans exceeds the amount calculated pursuant to the methodology forth on Schedule 3.2(b). Without limiting the foregoing, but in furtherance thereof, the Buyer and the Sellers hereby agree that on the Closing Date, the Escrow Agent shall be instructed pursuant to a customary closing escrow instruction letter to retain the Indemnification Escrow Amount in accordance with this Agreement and the Indemnification Escrow Agreement and disburse to each Seller such Seller’s allocable portion of the remaining Closing Cash Consideration in accordance with the Closing Statement.

Section 3.3. Closing Statement. No later than five (5) Business Days prior to the Closing, the Sellers shall cause to be prepared and delivered to the Buyer for the Buyer’s review and approval a statement, setting forth the Sellers’ good faith calculation of the Closing Cash Consideration, and attaching the Estimated Proration Statement pursuant to Section 3.5(b) (collectively with such attachment, the “Closing Statement”). If such Closing Statement is prepared in good faith, absent manifest error, the amounts set forth in the Closing Statement shall control. Following the Closing, any unresolved disputes with respect to matters set forth in the Closing Statement shall be resolved pursuant to the procedures set forth in Section 3.5(b).

Section 3.4. Closing. Subject to the terms and conditions set forth in this Agreement, the closing of the purchase and sale of the CIR III Shares (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, counsel for the Buyer, at 787 Seventh

Avenue, New York, New York 10019, on the second Business Day after the satisfaction (or waiver) of the conditions set forth in Article VIII and IX (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other location and on such other date as the Sellers and the Buyer may mutually agree (such date, as it may be adjourned pursuant to this Agreement, the “Scheduled Closing Date” and the date on which the Closing actually occurs, the “Closing Date”).

Section 3.5. Proration Calculation Principles.

(a) The items set forth on Annex B attached hereto (collectively, the “Prorated Items”) shall be prorated between the Buyer and the Sellers as of 11:59 P.M. on the day preceding the Closing (the “Cutoff Time”), based upon a 365-day year, with the Buyer being deemed to be the direct owner of CIR III during the entire day of the Closing Date and being entitled to receive all operating income of CIR III, and being obligated to pay all operating expenses of CIR III and its Subsidiaries, with respect to the Closing Date.

(b) All of the Prorated Items that can be determined or estimated as of the Cutoff Time shall be so determined or estimated by the Sellers at least five (5) Business Days prior to the Closing in a statement (the “Estimated Proration Statement”) which shall be attached to, and form a part of, the Closing Statement delivered by the Sellers to Buyer pursuant to Section 3.3. The Estimated Proration Statement shall include a detailed breakdown of the Prorated Items and shall be prepared in a manner consistent with the calculation principles and procedures set forth in Section 3.5(a); provided, however, the Estimated Proration Statement shall not include the final cash accounting described in Item (iii) of Annex B attached hereto, which shall be finalized and included on the Closing Statement on the Closing Date. On or prior to the date that is four (4) months following the Closing Date, the Buyer shall prepare and issue to the Sellers an updated proration report and closing statement (the “Final Settlement Statement”) prepared in a manner consistent with the calculation principles and procedures set forth in Section 3.5(a), and which shall adjust those Prorated Items and other items on the Closing Statement (A) which were not apportioned on the Estimated Proration Statement or Closing Statement because of the unavailability of information, (B) which were apportioned on the Estimated Proration Statement or Closing Statement based upon estimated, inaccurate or incomplete information, or (C) for which manifest errors existed on the Estimated Proration Statement or Closing Statement. The Buyer and the Sellers shall each have the right to have their respective accountants review drafts of the Final Settlement Statement such that the Final Settlement Statement accurately reflects the operations of CIR III and its Subsidiaries on the Closing Date, and the Buyer shall provide the Sellers and its Representatives reasonable access during normal business hours in such a manner as not unreasonably to interfere with the normal operations of the CIR III Properties or the Buyer’s principal place of business where such Books and Records are maintained to review such Books and Records to enable the Sellers to audit the same with respect to the Final Settlement Statement. The Parties shall meet to come to a final determination of the accuracy of the Final Settlement Statement within thirty (30) days (“Final Proration Period”) after the issuance of the Final Settlement Statement. Unless any matters remain in dispute upon the expiration of the Final Proration Period, then within five (5) days of such expiration, the Sellers or the Buyer, as the case may be, shall pay to the other the amount as may be required by the Final Settlement Statement (the “True-Up Amount”). If any matters remain in dispute (the “Unresolved Items”) at the expiration of any Final Proration Period, then the Accountant (or, if at the time of such dispute the Accountant is performing audit or other services for the Sellers or the Buyer, then such other independent accounting firm of recognized national standing which is not providing such services to the Sellers or the Buyer at such time and is otherwise mutually selected by the Sellers and the Buyer) shall resolve such Unresolved Items, acting as an expert and not an arbitrator, but in no case shall they review or propose any resolution for any matters that are not Unresolved Items. If neither the Accountant nor any such mutually selected accounting firm is willing and able to serve in such capacity, then the Sellers shall within ten (10) days deliver to the Buyer a listing of three other accounting firms of recognized national or regional standing and the Buyer shall within ten (10) days after receipt of such list, select one of such three accounting firms, provided that the firm ultimately selected may not be performing audit or other services for the Sellers or the Buyer at such time (such firm as is ultimately selected pursuant to the aforementioned procedures being the “True-Up Accountant”). The Buyer and the Sellers shall use commercially reasonable efforts to cause the True-Up Accountant to issue its written determination regarding the Unresolved Items within thirty (30) days after such Unresolved Items are submitted for review. The True-Up Accountant shall make a determination with respect to the Unresolved Items only and shall be limited to those adjustments, if any, that need to be made in order for the Final Settlement Statement to comply with the standards referred to in this Section 3.5. In no event shall the True-Up Accountant’s determination of any Unresolved Items be outside the range of the Buyer’s and the Sellers’ disagreement. The determination of the True-Up Accountant shall be final, binding and conclusive for all purposes hereunder absent manifest error. Such amounts as finally determined by the True-Up Accountant shall be used to determine the True-Up Amount, which shall be paid by the applicable Party within five (5) days of the True-Up Accountant’s determination. Upon payment of the True-Up Amount pursuant to this Section 3.5(b), such True-Up Amount shall be deemed final and binding on the Parties and except as otherwise expressly set forth in this Agreement there shall be no further adjustment between the Sellers and the Buyer for income and expenses.

(c) The Buyer and the Sellers shall share the fees and expenses of the True-Up Accountant in inverse proportion to the relative amounts of the Unresolved Items determined in favor of such Party, in accordance with the following formulas: (i) the Sellers shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of the Buyer and the denominator of which is the total dollar amount of Unresolved Items and (ii) the Buyer shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of the Sellers and the denominator of which is the total dollar amount of Unresolved Items. The provisions of this Section 3.5 shall survive the Closing.

Section 3.6. Purchase Price Allocation.

(a) The Parties agree that the Initial Purchase Price shall be allocated among the CIR III Properties as set forth in Annex C attached hereto (the “Allocated Asset Values”) and the Buyer and the Sellers shall, prior to Closing, adjust the Allocated Asset Values as reasonably determined by the Parties to reflect the adjustments to the Closing Cash Consideration that are made pursuant to this Agreement. The Buyer and the Sellers shall, and shall cause their respective Subsidiaries to, file all federal, state and local Tax Returns and related tax documents consistent with such Allocated Asset Values.

(b) Notwithstanding anything to the contrary contained herein, the Buyer shall have the unilateral right from time to time to adjust the Allocated Asset Values (an “AAV Adjustment”) upon written notice to the Sellers delivered on or before December 4, 2014, provided that (i) any AAV Adjustment shall not result in a change to the Initial Purchase Price and (ii) any AAV Adjustment shall be proposed for a valid business purpose and not solely with the intent of either (a) decreasing the costs payable by the Buyer pursuant to Section 3.9 hereof or (b) decreasing the overall Closing Cash Consideration payable by the Buyer in accordance with the terms hereof by (I) increasing the Allocated Asset Value of an CIR III Property that is subject to a Purchase Option which is exercised or expected to be exercised or (II) decreasing the Allocated Asset Value of a CIR III Property that suffers a Casualty or Taking. Notwithstanding the foregoing, in the event that the Section 3.9 Seller Costs actually exceed the Adjusted Closing Cost Threshold as a result of any AAV Adjustments made pursuant to this Section 3.6, Section 3.6 of the CIR I Purchase Agreement or Section 3.6 of the CIR II Purchase Agreement, then the Initial Purchase Price shall be increased by the amount by which such closing costs exceed the Adjusted Closing Cost Threshold.

Section 3.7. Indemnification Escrow Amount.

(a) The Indemnification Escrow Amount shall be available to satisfy any Losses for which indemnification is provided by the Sellers in accordance with and subject to the terms and conditions of Article XI.

(b) Pursuant and subject to the terms of this Agreement and the Indemnification Escrow Agreement, the Buyer shall on the First Indemnification Escrow Release Date, instruct the Escrow Agent to pay to the Sellers an amount equal to 50% of the Indemnification Escrow Amount, if any, less any portion thereof that has been used to satisfy any amounts payable by the Sellers for any Loss pursuant to Article XI or that is subject to a pending claim pursuant to Article XI.

(c) Pursuant and subject to the terms of this Agreement and the Indemnification Escrow Agreement, the Buyer shall on the Final Indemnification Escrow Release Date, instruct the Escrow Agent to pay to the Sellers an amount equal to the remaining Indemnification Escrow Amount, if any, less any portion thereof that is subject to a pending claim pursuant to Article XI.

Section 3.8. Withholding Rights. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to the Sellers pursuant to this Agreement such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment to the Sellers under the Code, or under any provision of Tax Law; provided that, the Buyer shall give prior written notice of such withholding to the Sellers at least two (2) days prior to such withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which such deduction and withholding was made by the Buyer.

Section 3.9. Closing Costs. In connection with the Closing, Buyer shall bear the costs, fees and expenses required to be incurred in connection with, or arising as a result of, (a) any lender’s policies with respect to the CIR III Properties or (b) any survey costs, environmental report costs or any other costs related to Buyer’s diligence of or access to the CIR III Properties. All transfer, stamp, excise and similar Taxes and all documentary and recording fees and charges incident to the sale of the CIR III Shares (including any such Taxes determined to be payable after the Closing in connection with a post-Closing audit by any Governmental Entity) shall be borne by the Parties in accordance with local custom as set forth on Annex D attached hereto. Any premiums for base owner’s title policies or leasehold title policies shall be borne by the Parties in accordance with local custom as set forth on Annex D attached hereto; provided that, (i) any fees or costs related to title policy endorsements or extended coverages shall be borne by the Buyer and (ii) Buyer shall bear all transfer, stamp, excise and similar Taxes and all documentary and recording fees and charges incident to the transfer of title to the CIR III Properties to the Financing Subs pursuant to Section 6.12. The costs, fees and expenses required to be incurred in connection with the engagement of the Escrow Agent shall be borne equally by the Sellers, on one hand, and the Buyer, on the other. All other costs incurred at the Closing shall be borne in accordance with local custom. Notwithstanding anything to the contrary herein, Buyer shall bear the cost of any prepayment, breakage or exit fees or penalties incurred by Sellers to prepay the Existing Loans pursuant to the express terms and conditions of the documents evidencing such Existing Loans (such amounts, the “Prepayment Costs”); provided, however, that Sellers shall provide to Buyer such evidence of the Prepayment Costs as Buyer may reasonably request, including but not limited to Lender-prepared payoff letters; and provided, further, however, that in no event shall the Prepayment Costs to be paid by Buyer pursuant to this Section 3.9 exceed such amount as calculated pursuant to the methodology set forth on Schedule 3.2(b). The Closing Cash Consideration shall be increased by the amount of the Prepayment Costs.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 4.1. Representations and Warranties of the Sellers. Each Seller, severally and not jointly, hereby represents and warrants to the Buyer, except as otherwise set forth in the Disclosure Schedule, as follows:

(a) Formation; Existence. Such Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.

(b) Power and Authority. Such Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of such Seller. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which such Seller is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by such Seller and constitutes, or in the case of such Transaction Documents, will constitute a legally valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c) No Conflict.

(i) Except as set forth on Schedule 4.1(c)(i), none of the execution and delivery by such Seller of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by such Seller with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, its Organizational Documents, (ii) conflict with, or result in any violation of, any Law or (iii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any Contract to which such Seller is a party or by which such Seller or its properties or assets are bound, except, in the case of clauses (ii) and (iii), for such conflicts, violations, defaults, terminations or cancellations as would not individually or in the aggregate, result in a Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of such Seller to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

(ii) No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to any Governmental Entity is required on the part of such Seller in connection with the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation by such Seller of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, prevent or materially delay the ability of such Seller to enter into and perform (in all material respects) its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

(d) Tax Matters. Except as set forth in Schedule 4.1(d):

(i) (A) All income and other material Tax Returns required to be filed by, on behalf of or with respect to the income, assets or operations of, CIR III and its Subsidiaries have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), (B) all such Tax Returns were accurate and complete in all material respects, (C) as of the date hereof, (x) all material Taxes due and payable by, on behalf of or with respect to the income, assets or operations of, CIR III and its Subsidiaries have been fully and timely paid, and (y) adequate reserves or accruals for Taxes of CIR III and its Subsidiaries have been provided in accordance with such party’s standard accounting practices with respect to any period for which Tax Returns are not yet due and have not yet been filed, and (D) neither CIR III nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to any of CIR III or its Subsidiaries.

(ii) (A) for all taxable years of its existence, CIR III has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a real estate investment trust for such years, (B) CIR III has operated, and intends to continue to operate, in such a manner as to qualify as a real estate investment trust for the taxable year beginning January 1, 2014 determined as if the taxable year of CIR III ended on the Closing Date (but without regard to Section 857(a)(1) of the Code, or any transactions or other events or circumstances that occur on or after the Closing), (C) no dividends paid by CIR III were preferential dividends described in Section 562(c) of the Code and (D) no challenge to its status as a real estate investment trust is pending or has been threatened in writing.

(iii) CIR III and TRS LLC properly and timely elected TRS status with respect to TRS LLC.

(iv) CIR III does not hold any asset the disposition of which would be subject to Treasury Regulations Section 1.337(d)-7 or other rules similar to Section 1374 of the Code and has not sold any real property at a gain for federal income tax purposes other than sales of real property that met the requirements of Section 857(b)(6)(C) and sales of real property made by TRS LLC.

(v) CIR III has made dividends such that it has satisfied the requirements of Code Section 857(a)(1) for all of its taxable years (for federal income tax purposes) ending prior to the Closing Date and intends to make dividend distributions at or prior to Closing such that it will satisfy the requirements of Code Section 857(a)(1) for the portion of its taxable year commencing as of January 1, 2014 and ending as of the day immediately preceding the Closing Date, if such Closing Date occurs in the 2014 calendar year.

(vi) Neither CIR III nor any of its Subsidiaries is subject to any audit (either in progress or pending in writing) relating to any Taxes or any assessment for Taxes, whether in connection with the Closing or otherwise. Neither CIR III nor any of its Subsidiaries is a party to any litigation or pending litigation or administrative proceeding relating to Taxes.

(vii) Such Seller has made available to Buyer, upon its request, correct and complete copies of all federal income and other material Tax Returns of CIR III and its Subsidiaries. CIR III and its Subsidiaries have not filed or intend to file Tax Returns with respect to CIR III and its Subsidiaries or any property owned thereby in any U.S. state other than those listed in Schedule 4.1(d)(vii).

(viii) None of CIR III or its Subsidiaries or any other Person on behalf of any of CIR III or its Subsidiaries has requested any extension of time within which to file any material Tax Return, which material Tax Return has since not been filed.

(ix) None of CIR III or its Subsidiaries is a party to any Tax sharing or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing.

(x) None of CIR III or its Subsidiaries (nor any person or entity on behalf of such entities) has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(xi) None of CIR III or its Subsidiaries (i) has been a member of an affiliated, unitary, combined or consolidated group (other than the unitary group comprised of one or more of Cobalt Industrial REIT, CIR III and TRS LLC with regard to Texas and California state Taxes) or (ii) has any liability for the Taxes of another person (other than CIR III or its Subsidiaries) under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (other than under customary contracts for which Taxes are not the primary subject matter), or otherwise.

(xii) None of CIR III or its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xiii) None of CIR III or its Subsidiaries has participated in nor has any liability or obligation with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(xiv) Except as provided in Schedule 4.1(d)(xiv), there are no (A) individuals who have owned, directly, indirectly or by attribution, CIR III Shares that represent 10% or more of the value of the outstanding CIR III Shares, nor (B) Persons whose ownership of stock of any tenant would, under the attribution rules in Section 318 of the Code, as modified by Section 865(d)(5) of the Code, be attributed to CIR III with the result that CIR III would be considered to own ten percent (10%) or more (by vote or value) of the aggregate outstanding stock of a tenant that is a corporation for purposes of Section 856(d)(2) of the Code or ten percent (10%) or more of the assets or net profits of a tenant that is not a corporation for purposes of Section 856(d)(2) of the Code.

(e) Bankruptcy. Neither such Seller, nor any of its Subsidiaries, has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, or substantially all of its assets, which remains pending.

(f) Anti-Terrorism Laws.

(i) Neither such Seller nor CIR III nor, to the knowledge of such Seller, any of their respective Affiliates is in violation of any Laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii) Neither such Seller nor CIR III nor, to the knowledge of such Seller, any of their respective Affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies.

(iii) Neither such Seller nor CIR III nor, to the knowledge of such Seller, any of their respective Subsidiaries, nor any Person controlling or controlled by such Seller, CIR III or their respective Subsidiaries, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(g) Litigation. Except as set forth on Schedule 4.1(g), there (a) are no Legal Proceedings pending or, to the knowledge of such Seller, threatened by any Person, against CIR III or any of its Subsidiaries or their respective properties and (b) is no outstanding order or unsatisfied judgment against CIR III or any of its Subsidiaries or their respective properties from any Governmental Entity, in each case, seeking injunctive relief or damages in excess of $250,000 or which would reasonably be likely to have a material adverse effect on the post-Closing operations of CIR III and its Subsidiaries.

(h) Intellectual Property.

(i) To the knowledge of such Seller, (a) the conduct of the business of CIR III and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (b) with respect to Intellectual Property used by, owned by or licensed to CIR III or any Subsidiary thereof (the “Seller Intellectual Property”), CIR III or its Subsidiary, as applicable, owns the entire right, title and interest in the Seller Intellectual Property purported to be owned by CIR III or such Subsidiary and has the right to use the other Seller Intellectual Property in the continued operation of its business as currently conducted and (c) no third party is infringing or otherwise violating the Seller Intellectual Property rights. Neither such Seller nor any of its Subsidiaries has received any written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any third-party Intellectual Property by CIR III or any of its Subsidiaries or pertaining to any Seller Intellectual Property.

(ii) Schedule 4.1(h)(ii) accurately identifies: (a) each registration and application for Intellectual Property owned by CIR III and its Subsidiaries, (b) the jurisdiction in which such item has been registered or filed and the applicable application, registration, or serial or other similar identification number and (c) all material Intellectual Property exclusively licensed to CIR III. To the knowledge of such Seller, all Intellectual Property listed on Schedule 4.1(h)(ii) is subsisting, enforceable and valid.

(iii) Neither such Seller nor any of its Subsidiaries have granted to any third party any right or license to use any Cobalt Mark, Cobalt Domain Name, or any other Seller Intellectual Property owned by CIR III or any Subsidiary thereof.

(i) Brokers’ Fees. Except as set forth on Schedule 4.1(i), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with such Seller, any Subsidiary of such Seller or any of their respective Affiliates.

(j) Not a Foreign Person. Such Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

(k) Contracts.

(i) Schedule 4.1(k) sets forth a correct and complete list of the following Contracts (including all material amendments, modifications and supplements thereto) binding on CIR III or any of its Subsidiaries or any of the properties or assets of CIR III or any of its Subsidiaries (each Contract that is required to be listed on Schedule 4.1(k), a “Material Contract”):

(A) each Contract (collectively, the “Management Agreements”) pursuant to which such Seller or any Subsidiary thereof (i) receives management or operation services from any operator, manager or management company, in each case, with respect to any of the CIR III Properties and (ii) requires annual payments in excess of $100,000 and (iii) is not terminable on 30 days’ notice or less without penalty or premium;

(B) each Contract pursuant to which such Seller or any Subsidiary thereof leases any of the CIR III Properties from a third-party landlord (collectively, the “Ground Leases”);

(C) each Space Lease;

(D) each Contract which is not terminable on 30 days’ notice or less without penalty or premium;

(E) each Contract pursuant to which such Seller or any Subsidiary thereof is party to a tax abatement agreement or similar “payment in lieu of taxes” arrangement with respect to any property of CIR III or its Subsidiaries;

(F) each Contract that materially limits or purports to materially limit the ability to compete in any line of business or in any geographic area (excluding any restrictions contained in any Space Lease with respect to the use of the CIR III Property to which such Space Lease applies).

(G) each Contract with Governmental Entities;

(H) each Contract evidencing Indebtedness; and

(I) each joint venture or partnership Contract.

(l) Except with respect to the Space Leases, which are addressed in Section 4.1(m) below, each Material Contract represents the legally valid and binding obligation of CIR III or its Subsidiary party thereto, and, to the knowledge of such Seller, the legally valid and binding obligation of the other party or parties thereto, enforceable against the parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. None of CIR III or its Subsidiaries or, to the knowledge of such Seller, any other party or parties to any Material Contract (excluding Space Leases) is in material breach of or material default under any Material Contract, and, to the knowledge of such Seller, there is no event which with the giving of notice, the passage of time or both would constitute a material breach of or material default under any Material Contract. Such Seller has provided the Buyer with true, correct and complete copies of the Material Contracts (including all amendments and supplements thereto).

(m) Space Leases. Attached hereto as Schedule 4.1(m-1) is a true and correct (in all material respects) rent roll (the “Rent Roll”) showing the applicable, expiration dates, and rent obligations under any leases, licenses or other agreements granting occupancy rights with respect to any portion of the CIR III Properties to any Person (the “Space Leases”). As of the date of the Rent Roll, the Space Leases listed on the Rent Roll in all material respects (i) constitute all the leases, licenses and occupancy agreements relating to the CIR III Properties under which such Seller or any of its Subsidiaries is the holder of the landlord’s or licensor’s interest, (ii) have not been modified, supplemented, amended or guaranteed except as stated on Schedule 4.1(k), and (iii) contain the entire agreement between the relevant landlord and tenant or licensor and licensee named therein. Neither such Seller nor any of its Subsidiaries have received written notice from any tenant under the Space Leases that such tenant is entitled to an offset or deduction of the rent payable under its Space Lease (excluding any rent abatements expressly set forth in such Space Lease). Each Space Lease represents the legally valid and binding obligation of such Seller or its Subsidiary party thereto, and, to the knowledge of such Seller, the legally valid and binding obligation of the other party or parties thereto, enforceable against the parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. True and complete copies of such Space Leases and all amendments and guaranties thereof have been made available to the Buyer. Schedule 4.1(m-2) contains a true and complete list of all Leasing Costs that are outstanding as of the date hereof. Schedule 4.1(m-3) contains a true and complete (in all material respects) list of all security deposits (whether in the form of cash, letter of credit or otherwise) held by such Seller or any of its Subsidiaries under such Space Leases. Except as set forth on Schedule 4.1(m-4), as of the date hereof, neither such Seller nor any of its Subsidiaries has delivered any written notice of monetary or non-monetary default with respect to any Space Lease that has not been cured, rescinded or waived. Except as set forth on Schedule 4.1(m-4), to the knowledge of such Seller, such Seller has received no notice from any tenants requesting audits of any of the Books and Records of any of the CIR III Properties and no such audits remain outstanding or unresolved. To the knowledge of such Seller, except as set forth on Schedule 4.1(m-5), there are no subleases relating to the CIR III Properties.

(n) Brokerage Agreements. To the knowledge of such Seller, there are no outstanding brokerage agreements with respect to the Space Leases to which such Seller or any of its Subsidiaries is party other than those set forth on Schedule 4.1(n). As of the date hereof, except as set forth on Schedule 4.1(n), there are no brokerage commissions due for the current terms of the existing Space Leases.

(o) Condemnation. Except as set forth on Schedule 4.1(o), there are no pending condemnations or eminent domain proceedings affecting any CIR III Property (each a “Pending Condemnation Proceeding”), and to the knowledge of such Seller, no such action is threatened in writing against such Seller’s or its Subsidiaries’ CIR III Property. Schedule 4.1(o) sets forth the status of each Pending Condemnation Proceeding as of the date hereof.

(p) Compliance with Law; Permits.

(i) Except as would not result in a Material Adverse Effect or as disclosed in the Terracon Reports, CIR III and its Subsidiaries have conducted their business and operated and used all of their properties in compliance with all applicable Laws, and no event has occurred or circumstances exist that (with or without notice or lapse of time) would constitute or result in a material violation by CIR III or its Subsidiaries of any applicable Laws. Since January 1, 2011, no notice has been received by such Seller or CIR III or its Subsidiaries or, to the knowledge of such Seller, the manager of the respective CIR III Properties alleging a material violation of, or material Liability under, any Laws (excluding Environmental Laws and Tax Laws) which has not either been resolved or waived.

(ii) Schedule 4.1(p)(ii) sets forth a list of all such material Permits necessary for the conduct of the business of CIR III and its Subsidiaries as presently conducted, and the Seller has made available to the Buyer true and complete copies of all such material Permits. Except as set forth on Schedule 4.1(p)(ii), (i) each such Permit is in full force and effect, (ii) CIR III and its Subsidiaries are in material compliance with the terms, provisions and conditions thereof and (iii) such Seller and CIR III and its Subsidiaries have received no written notices of noncompliance affecting any such Permits.

(q) Purchase Options. Except as set forth on Schedule 4.1(q)-1, neither such Seller nor any of its Subsidiaries has granted, and to the knowledge of such Seller, no Person has any purchase option, right of first refusal, right of first offer or similar right to acquire all or any portion of such Seller’s or its Subsidiaries’ CIR III Properties which is triggered or otherwise becomes effective due to the execution of this Agreement or the transactions contemplated hereby (the “Triggered Purchase Options”). Schedule 4.1(q)-1 sets forth the status of each Triggered Purchase Option as of the date hereof. Except for the Triggered Purchase Options and as set forth on Schedule 4.1(q)-2, neither such Seller nor any of its Subsidiaries has granted, and to the knowledge of such Seller, no Person has any purchase option, right of first refusal, right of first offer or similar right to acquire all or any portion of such Seller’s or its Subsidiaries’ CIR III Properties (the “Non-Triggered Purchase Options” and together with the Triggered Purchase Options, the “Purchase Options”).

(r) Environmental Matters.

(i) Except as disclosed in the Terracon Reports, neither such Seller nor any of its Subsidiaries have received written notice from any Governmental Entity of any violation of Environmental Laws with respect to the CIR III Properties which has not been cured. To the knowledge of such Seller, neither CIR III nor any of its Subsidiaries has committed any act or omission that could give rise to Liability under any Environmental Law.

(ii) There is no Environmental Claim pending or, to the knowledge of such Seller, threatened against CIR III and any of its Subsidiaries or, to the knowledge of such Seller, against any Person whose liability for any Environmental Claim CIR III and any of its Subsidiaries have contractually retained or assumed.

(iii) Subject to Section 15.6, to the knowledge of such Seller, neither CIR III nor any of its Subsidiaries are required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Entity or other Person, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to alter, modify, renew, change or update any Permit required or necessary for any operations or business of CIR III and any of its Subsidiaries under Environmental Law.

(s) Insurance. Schedule 4.1(s) lists the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, and other forms of insurance applicable to CIR III or its Subsidiaries or the CIR III Properties (the “Seller Insurance Policies”). Neither such Seller, nor any of its Subsidiaries, has received notice of cancellation of or default under any such insurance. There is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

(t) Title; Sufficiency of Assets. CIR III and its Subsidiaries own and have good title to, or a valid leasehold interest in, all material tangible personal property of CIR III and its Subsidiaries, free and clear of all Liens other than Permitted Liens. Assuming (i) all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmations by any Person pursuant to any Permit, Contract, Law, judgment or otherwise which are required in connection with the sale, assignment, transfer or conveyance of the CIR III Properties have been made or obtained, (ii) the performance of the services by CCM pursuant to the CCM Services Agreement, (iii) the performance of the services by Realco pursuant to the Transition Services Agreement and (iv) the provision of services or other tangible personal property at the CIR III Properties by third parties pursuant to existing Contracts, the tangible personal property included in the CIR III Properties constitutes all of the material tangible personal property and Contracts reasonably required to operate CIR III in all material respects substantially in the same manner as currently conducted by such Seller on the date of this Agreement.

(u) Real Property. Schedule 4.1(u) lists CIR III and its Subsidiaries and the CIR III Property owned by each, which is owned by CIR III and such Subsidiaries in fee simple

(to the extent the same constitutes real property), which fee interest is subject in each case only to Permitted Liens. CIR III and its Subsidiaries do not own any real property other than as set forth on Schedule 4.1(u). Except pursuant to the Ground Leases, there is no real property leased, licensed or subleased or otherwise used or occupied by such Seller or any of its Subsidiaries as a tenant. Except pursuant to the Management Agreements, Ground Leases or Space Leases, true and complete copies of which have been provided to the Buyer, and except for Permitted Liens, no Person other than CIR III and its Subsidiaries has the right to use or occupy the CIR III Properties as of the date hereof. Except as set forth on Schedule 4.1(u), to the knowledge of such Seller, as of the date hereof, there are no pending, and neither such Seller nor any of its Subsidiaries has received any written notice of any threatened, condemnation proceedings with respect to the CIR III Properties.

(v) Ground Leases. The Ground Leases listed on Section 4.1(v) (i) constitute all the ground leases relating to the CIR III Properties, (ii) have not been modified, supplemented or amended except as stated in Schedule 4.1(v) and (iii) contain the entire agreement between the relevant landlord and tenant named therein. True and complete copies of such Ground Leases have been made available to the Buyer. Except as set forth on Schedule 4.1(v), as of the date hereof, (x) to the knowledge of such Seller, there are currently no monetary or material non-monetary defaults beyond the expiration of applicable notice and cure periods under the Ground Leases; (y) neither such Seller nor any of its Subsidiaries has received any written notice of default under any such Ground Leases that has not been cured, rescinded or waived; and (z) to the knowledge of such Seller, there is no event which with the giving of notice, the passage of time or both would constitute a default under any such Ground Lease.

(w) CC&Rs. Except as set forth on Schedule 4.1(w), as of the date hereof, (x) to the knowledge of such Seller, there are currently no monetary or material non-monetary defaults beyond the expiration of applicable notice and cure periods under the CC&R’s; (y) neither such Seller nor any of its Subsidiaries has received any written notice of default under any CC&R’s that has not been cured, rescinded or waived; and (z) to the knowledge of such Seller, there is no event which with the giving of notice, the passage of time or both would constitute a default under any CC&R.

(x) Out for Signature Space Leases. Schedule 4.1(x) contains a true, correct and complete list of all Out for Signature Space Leases, and such Seller has provided to Buyer true and complete copies of each such Out for Signature Space Lease. Other than as set forth on Schedule 4.1(x), there are no leases, licenses or other agreements granting occupancy rights, or amendments or modifications thereto, with respect to any portions of the CIR III Properties that are out for signature.

(y) Organization of CIR III.

(i) CIR III is a real estate investment trust duly formed, validly existing and in good standing under the Laws of its jurisdiction and has the requisite power and authority to own or lease its assets and to conduct its business as it is now being conducted, and CIR III is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except as would not result in a Material Adverse Effect.

(ii) CIR III is in material compliance with all terms, provisions and covenants set forth in its Organizational Documents (true and complete copies of which have been provided to the Buyer).

(iii) Since the date of CIR III’s formation, no member, partner or Affiliate of CIR III and no officer, director or manager of any of the foregoing, has (a) borrowed money from or loaned money to CIR III or any of its Subsidiaries or (b) had any contractual or other material claim of any kind whatsoever against CIR III or any of its Subsidiaries, in each case, other than any claim that shall be fully settled on or prior to the Closing with no further obligation or Liability of CIR III or any of its Subsidiaries.

(z) No Conflict; Regulatory Approvals.

(i) None of the execution and delivery by such Seller of this Agreement or the Transaction Documents to which such Seller is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by CIR III or any of its Subsidiaries with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, the Organizational Documents of CIR III or any of its Subsidiaries, (ii) conflict with, or result in any violation of any Law, (iii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any provision of any Contract to which CIR III or any of its Subsidiaries is a party or by which CIR III or any of its Subsidiaries or any of their respective properties or assets are bound (or to the knowledge of such Seller, entered into by another Person on behalf of CIR III, any of its Subsidiaries or any of their respective properties), except, in the case of this clauses (ii) and (iii), for such conflicts, violations, defaults, terminations or cancellations as would not, individually or in the aggregate, result in a Material Adverse Effect.

(ii) No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to any Governmental Entity is required on the part of CIR III or any of its Subsidiaries in connection with the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation by such Seller of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, result in a Material Adverse Effect.

(aa) Capitalization and Related Matters.

(i) The authorized capital stock of CIR III consists of (A) 1,000,000 common shares of beneficial interest, of which 277,458 are issued and outstanding and held beneficially and of record by the Sellers, and (B) 500 preferred shares of beneficial interest, with no par value (the “Preferred Shares”), of which 125 are issued and outstanding. All such outstanding common shares and preferred shares have been duly authorized and are validly issued, fully paid and non-assessable. Schedule 4.1(aa)(i) sets forth the name, owner, jurisdiction of formation or organization (as applicable) of (A) each holder of CIR III Shares and the percentage of outstanding equity securities owned by each such holder and (B) each holder of Preferred Shares, each of whom holds one Preferred Share.

(ii) Except as set forth in Schedule 4.1(aa)(ii), there are no outstanding or authorized options, warrants, convertible securities or other securities, rights, agreements, arrangements or commitments of any character (contingent or otherwise) relating to the shares of beneficial interest of CIR III or any of its Subsidiaries or obligating CIR III or any other Person to issue or sell any shares of beneficial interest of, or any other interest in, CIR III or any of its Subsidiaries. Neither CIR III nor any of its Subsidiaries has granted or authorized, and does not have outstanding, any securities (whether debt or equity) convertible into or exercisable or exchangeable for any shares of capital stock or equity interests in CIR III or any of its Subsidiaries, or any stock appreciation, phantom stock, profit participation or similar rights. Neither CIR III nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) with a Seller on any matter. Neither CIR III nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire or to register under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, any shares of capital stock or equity interests. Schedule 4.1(aa)(ii) sets forth each voting trust, shareholder agreement, proxy or other agreement or understanding with respect to the voting or transfer of any of the CIR III Shares or any equity interests of any Subsidiary of CIR III and no such agreements shall remain in effect after Closing. Upon consummation of the transactions contemplated by this Agreement, the Buyer will own the CIR III Shares free and clear of all Liens other than general restrictions on transfer under securities Laws or any Lien created or consented to by the Buyer. Except as set forth in Schedule 4.1(aa)(ii), neither CIR III nor any of its Subsidiaries has any Indebtedness.

(iii) Schedule 4.1(aa)(iii) sets forth a true, correct and complete list of each Subsidiary of CIR III. CIR III owns, directly or indirectly, all of the equity interests of each such Subsidiary, free and clear of any Liens. Except as set forth on Schedule 4.1(aa)(iii), neither CIR III nor any of its Subsidiaries directly or indirectly owns or holds any rights to acquire, any capital stock or any other securities or interests in any other Person. Each Subsidiary of CIR III is the type of entity set forth across from its name on Schedule 4.1(aa)(iii), is duly organized, validly existing and in good standing under the Laws of its jurisdiction and has the requisite power and authority to own or lease its assets and to conduct its business as it is now being conducted, and each Subsidiary of CIR III is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except, in each case, as would not result in a Material Adverse Effect. No Subsidiary of CIR III is in material violation of its Organizational Documents or has any contingent or actual obligations unrelated to the ownership and operation of its properties other than such obligations arising under its Organizational Documents.

(bb) ERISA; Employees.

(i) None of the properties of CIR III or its Subsidiaries are Plan Assets, and no Plan Assets have been used in the financing, refinancing, or purchase by CIR III or any of its Subsidiaries of all or any portion of their respective properties. None of CIR III or any of its Subsidiaries is acting on behalf of any plan or entity deemed to hold Plan Assets.

(ii) Neither CIR III nor any of its Subsidiaries has or ever had any employees.

(iii) None of CIR III nor any of its Subsidiaries maintain, sponsor, contribute to, have any obligation to contribute to, or have any current liabilities or obligations with respect to any Benefit Plan.

(cc) Financial Statements. Such Seller has provided to the Buyer a copy of the Sellers’ consolidated (a) audited annual operating statements (including the Balance Sheet) for the fiscal years ended December 31, 2012 and December 31, 2013 and (b) unaudited operating statements (including the Balance Sheet) for the nine (9) months ended September 30, 2014 (collectively, the “Financial Statements”). The Financial Statements provided to the Buyer included the operations, assets and liabilities of CIR III and its subsidiaries, in addition to the operations, assets and liabilities of the Sellers. CIR III and its subsidiaries have not been separately audited or reviewed for any fiscal year or interim period, except in connection with the Regulation S-X financial statements set forth in Section 6.11, which have been previously provider to Buyer. Except as set forth in the notes to the Sellers’ audited 2012 and 2013 consolidated historical cost financial statements, and except for the absence of notes and other year-end adjustments to such unaudited operating statements, and as disclosed in Schedule 4.1(cc), the Financial Statements have been prepared, in all material respects, in accordance with GAAP at the time such Financial Statements were prepared, applied on a consistent basis throughout the periods involved. The Financial Statements fairly present in all material respects the financial condition of CIR III as of the respective dates they were prepared and the results of the operations of CIR III for the periods indicated. The consolidated balance sheet of the Sellers’ as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. As of the respective dates of the Financial Statements, such Seller has no operations, assets or liabilities unrelated to its ownership of the CIR III Shares (other than cash and payables).

(dd) Books and Records. The Books and Records of CIR III are true, complete and correct in all respects, have been maintained in accordance with sound business practices and accurately present and reflect in all respects all of the transactions and actions therein described, except, in each case, as would not result in a Material Adverse Effect.

(ee) No Undisclosed Liabilities. Neither CIR III nor any of its Subsidiaries has any material Liability required to be reflected or reserved against on the Balance Sheet, except for Liabilities (i) reflected or reserved against on the liabilities side of the Balance Sheet or (ii) which have been incurred since the Balance Sheet Date in the ordinary course of business.

(ff) Business of CIR III. CIR III and its Subsidiaries have not engaged in any material business unrelated to the CIR III Properties. Except as set forth on Schedule 4.1(ff), CIR III and its Subsidiaries do not own any material assets other than the CIR III Properties. All the CIR III-Related Property used by CIR III or its Subsidiaries in connection with the CIR III Properties is owned, leased or licensed by CIR III or its Subsidiaries and, as to any tangible CIR III-Related Property will be located upon or with the applicable CIR III Properties as of the Closing Date.

(gg) Absence of Certain Changes or Events.

(i) Since the Balance Sheet Date, and except as set forth on Schedule 4.1(gg)(i), there has not been with respect to CIR III or its Subsidiaries:

(A) a Material Adverse Effect;

(B) any material loss, damage, destruction or other casualty to their properties (in each case, whether or not covered by insurance); or

(C) any change in any method of accounting or accounting practice.

(ii) Since the Balance Sheet Date, the business of CIR III and its Subsidiaries has been operated in the ordinary course of business and, except as set forth in Schedule 4.1(gg)(ii), CIR III and its Subsidiaries have not:

(A) To the knowledge of the Sellers, incurred any material Liability relating to CIR III or its Subsidiaries or the operations of their properties;

(B) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of their properties or any of the assets of CIR III or its Subsidiaries, except with respect to the Existing Loans set forth on Schedule 4.1(gg)(ii)(B) and to be repaid on or prior to the Closing;

(C) sold or transferred any material assets of CIR III or its Subsidiaries or their respective businesses (including with respect to the properties), or canceled any material debts or material claims or waived any material rights of CIR III or its Subsidiaries or their respective businesses (including with respect to the CIR III Properties);

(D) defaulted on any material obligation relating to the operations of CIR III or its Subsidiaries or their respective businesses (including with respect to the CIR III Properties);

(E) failed to timely pay and otherwise satisfy all of their material obligations under the Material Contracts other than items being contested in good faith; or

(F) entered into any agreement or made any commitment to do any of the foregoing.

(hh) Bank Accounts. Schedule 4.1(hh) sets forth the name of each Person in which CIR III has an account or safe deposit box (the “CIR III Accounts”), the account number of each such account and the names of all persons authorized to draw thereon or to have access thereto.

(ii) Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 4.1(ii), there are no Intercompany Obligations and Agreements or other agreements or arrangements with such Seller relating to CIR III or its Subsidiaries or their respective businesses. Except as set forth on Schedule 4.1(ii), no director, officer, employee, stockholder or other Affiliate of such Seller owns or has any rights in or to any of the assets, properties or rights of CIR III or any of its Subsidiaries (including but not limited to the CIR III Properties).

Section 4.2. Disclaimer of Additional Representations or Warranties. EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE SELLERS OR THEIR RESPECTIVE SUBSIDIARIES AT THE CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE SELLERS MAKE NO (AND THE SELLERS EXPRESSLY DISCLAIM ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SELLERS, THEIR RESPECTIVE SUBSIDIARIES, THE CIR III PROPERTIES, THE CIR III SHARES OR ANY OTHER MATTER WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE SELLERS OR THEIR RESPECTIVE SUBSIDIARIES). EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE SELLERS OR THEIR RESPECTIVE SUBSIDIARIES AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULES), THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO THE BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF CIR III OR THE CIR III PROPERTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE SELLERS OR THEIR RESPECTIVE SUBSIDIARIES AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE SELLERS HAVE NOT MADE AND DO NOT HEREBY MAKE, AND EXPRESSLY DISCLAIM, ANY WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESSED OR IMPLIED, OR ARISING BY OPERATION OF LAW, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY, OR ENVIRONMENTAL CONDITION OF THE CIR III PROPERTIES OR THEIR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE SELLER OR A SELLING SUBSIDIARY AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE BUYER AND ITS SUCCESSORS AND ASSIGNS HAVE, AND SHALL BE DEEMED TO HAVE, ASSUMED ALL RISK AND LIABILITY WITH RESPECT TO THE PRESENCE OF HAZARDOUS MATERIALS ON THE CIR III PROPERTIES, WHETHER KNOWN OR UNKNOWN, APPARENT, NON-APPARENT OR LATENT, AND WHETHER EXISTING PRIOR TO, AT, OR SUBSEQUENT TO, TRANSFER OF THE CIR III PROPERTIES. EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE SELLERS OR THEIR RESPECTIVE SUBSIDIARIES AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE SELLERS SHALL BE UNDER NO OBLIGATION WHATSOEVER TO THE BUYER TO UNDERTAKE ANY REPAIR, ALTERATION, REMEDIATION OR OTHER WORK OF ANY KIND WITH RESPECT TO THE CIR III PROPERTIES. EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE SELLERS OR THEIR RESPECTIVE SUBSIDIARIES AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULE), IN NO EVENT SHALL ANY OFFICER, DIRECTOR, TRUST MANAGER, SHAREHOLDER, MEMBER, PARTNER, EMPLOYEE OR AGENT OF

THE SELLERS HAVE ANY LIABILITY, BEYOND ITS INTEREST IN THE CIR III PROPERTIES, FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CIR III PROPERTIES, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. THE PROVISIONS OF THIS SECTION 4.2 SHALL SURVIVE THE CLOSING.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

Section 5.1. Formation; Existence. The Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.

Section 5.2. Power and Authority. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of the Buyer. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which the Buyer is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by the Buyer and constitutes, or in the case of such Transaction Documents, will constitute a legally valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3. No Conflict.

(a) None of the execution and delivery by the Buyer of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, its Organizational Documents, (ii) conflict with, or result in a violation of, any Law or (iii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any Contract to which the Buyer is a party or by which the Buyer or its properties or assets are bound, except, in the case of clauses (ii) or (iii), for such conflicts, violations, defaults, terminations or cancellations as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

(b) No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to any Governmental Entity is required on the part of the Buyer in connection with the execution and delivery by the Buyer of this Agreement or the other Transaction Documents to which it is a party or the consummation by the Buyer of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

Section 5.4. Litigation. There are no (a) material Legal Proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer or (b) outstanding orders or unsatisfied judgments from any Governmental Entity binding upon the Buyer, in each case, that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.5. Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with the Buyer or any of its Affiliates.

Section 5.6. Anti-Terrorism Laws.

(a) Neither the Buyer nor, to the knowledge of the Buyer, any of its Affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.

(b) Neither the Buyer nor, to the knowledge of the Buyer, any of its Affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies.

(c) Neither the Buyer nor, to the knowledge of the Buyer, any Person controlling or controlled by the Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

Section 5.7. Solvency. Assuming (a) the most recent financial forecasts of the Seller and its Selling Subsidiaries made available to the Buyer prior to the date hereof have been prepared in good faith based upon assumptions that were reasonable and (b) the accuracy of the representations and warranties contained in Article IV, then, after giving effect to the transactions contemplated by this Agreement, the Buyer shall be Solvent on a consolidated basis.

After giving effect to the transactions contemplated by this Agreement, the Buyer shall have adequate capital to carry on its business. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) such Person will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged and (b) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement. The term “Solvency” shall have a correlative meaning. For purposes of the definition of “Solvent” (i) “debt” means trade debt incurred in the ordinary course of business and Indebtedness incurred in connection with the transactions contemplated by this Agreement.

Section 5.8. Buyer Acknowledgements. Notwithstanding anything contained in this Agreement to the contrary:

(a) The Buyer acknowledges and agrees (i) to the disclaimers set forth in Section 4.2 (Disclaimer of Additional Representations or Warranties) hereof and (ii) that, as a result thereof, the Buyer will accept the CIR III Properties, at the Closing, “as-is”, “where-is”, and “with all faults” and without recourse against the Seller except only for claims the Buyer may have pursuant to Article XI.

(b) The Buyer further acknowledges that it and its Representatives have conducted an independent inspection and investigation of CIR III and all such other matters relating to or affecting such assets and businesses as the Buyer deemed necessary or appropriate, that the Buyer has been given an opportunity to inspect the CIR III Properties and information relating to the businesses thereof and that the Buyer is proceeding with the transactions contemplated by this Agreement based in part upon such independent inspections and investigations and the representations and warranties set forth herein or in any other Transaction Document delivered by the Sellers or their respective Subsidiaries at Closing (as modified by the Disclosure Schedule).

Section 5.9. Investment Intent. The Buyer is acquiring the CIR III Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the CIR III Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the CIR III Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Buyer is able to bear the economic risk of holding the CIR III Shares for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.10. Not Closely Held. The consummation of the purchase of the CIR III Shares by the Buyer will not cause CIR III to be closely held within the meaning of Code Section 856(a)(6) as determined under Code Section 856(h).

ARTICLE VI.

COVENANTS

Section 6.1. Conduct of Business.

(a) From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms of Article X, except as (i) set forth on Schedule 6.1(a), (ii) as required by applicable Law, (iii) as expressly required or permitted by this Agreement or (iv) with the prior written consent of the Buyer, each Seller shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to:

(i) conduct the business of CIR III and its Subsidiaries (including with respect to the CIR III Properties) in the ordinary course consistent with past practice and conduct their operations in compliance, in all material respects, with applicable Laws;

(ii) maintain and preserve the assets of CIR III and its Subsidiaries in good repair and condition (normal wear and tear excepted); and

(iii) preserve in all material respects the goodwill and current relationships of CIR III and its Subsidiaries with lessees and other persons with which CIR III or its Subsidiaries have business relations.

(b) Without limiting the generality of the foregoing, from the date hereof through the Closing, except (i) as set forth on Schedule 6.1(b), (ii) as required by applicable Law, (iii) as expressly required or permitted by this Agreement or (iv) with the prior written consent of the Buyer, each Seller shall not, and shall cause its respective Subsidiaries to not:

(i) except as otherwise provided herein, amend or otherwise change any provision of the Organizational Documents of CIR III or any of its Subsidiaries;

(ii) subject any of the properties of CIR III and its Subsidiaries to any Lien other than Permitted Liens or subject any of the CIR III Shares to any Liens;

(iii) other than in the ordinary course of business or pursuant to the terms of a Material Contract in effect as of the date hereof and previously disclosed to the Buyer, sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties of CIR III and its Subsidiaries;

(iv) enter into, amend, terminate or renew any Material Contract or any Intercompany Obligation and Agreement (including all management agreements and space leases), other than (A) any automatic terminations or renewals pursuant to the terms of any Material Contract, or (B) terminations of Existing Loans (including by prepayment thereof) in accordance with the terms of this Agreement; provided, however, that notwithstanding anything to the contrary in subclause (iii) above or this subclause (iv), such Seller and its Subsidiaries may (x) enter into, amend, terminate or renew any Space Lease pursuant to an Out for Signature Space Lease in the form and upon the same terms as provided to the Buyer and (y) enter into a new Space Lease that is not a Restricted Space Lease;

(v) settle any Legal Proceeding in excess of $250,000 or that involves admission of liability or restrictions on the business, operations or properties of CIR III or its Subsidiaries;

(vi) except for restorations or alterations (A) required in the case of emergencies or material casualty or condemnation in accordance with Article XII of this Agreement or (B) pursuant to existing contracts or commitments previously disclosed to the Buyer and set forth on Schedule 6.1(b)(vi), make any material alterations to any CIR III Properties;

(vii) accelerate the collection of accounts receivable or defer the payment of any accounts payable except, in each case, in the ordinary course of business, or otherwise materially alter or amend practices with respect to the collection or payment of amounts due to (or otherwise collectable) or payable by such Seller or any of its Subsidiaries (whether under any Contract or otherwise);

(viii) fail to use commercially reasonable efforts to maintain in effect all policies of insurance which are in effect as of the date hereof, or similar policies of insurance, with no less than the limits of coverage now carried;

(ix) sell, exclusively license, transfer, assign, abandon or otherwise dispose of any Cobalt Mark, Cobalt Domain Name or other Seller Intellectual Property;

(x) make or revoke any material Tax election or material change in any method of Tax accounting with respect to CIR III or its Subsidiaries, except in the ordinary course of business or as necessary (i) to preserve the status of the CIR III as a REIT under the Code, or (ii) to qualify or preserve the status of any CIR III Subsidiary as a partnership or disregarded entity or as a “qualified REIT subsidiary” or a “taxable REIT subsidiary,” as the case may be, for U.S. federal income Tax purposes;

(xi) (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any non-cash dividend or other non-cash distribution or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of capital stock or other securities;

(xii) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of capital stock or other securities;

(xiii) acquire a material amount of assets from any other Person, except pursuant to existing Contracts or commitments that have been made available to the Buyer prior to the date hereof;

(xiv) sell, lease, pledge, assign or otherwise transfer or otherwise dispose of any of its material assets, securities, properties, interests or businesses, other than pursuant to existing contracts or commitments that have been made available to the Buyer prior to the date hereof;

(xv) incur any Indebtedness (other than pursuant to Existing Loans) or make any loans, advances or capital contributions to, or investments in, any other Person;

(xvi) merge or consolidate with any other Person or acquire any material properties and securities or any division, business or all or substantially all of the assets of any other Person;

(xvii) change CIR III’s methods of accounting or methods of reporting revenue or expenses;

(xviii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, disposition (of assets or equity) or other reorganization of CIR III or any of its Subsidiaries; or

(xix) agree or commit to do any of the foregoing.

Section 6.2. Access. Prior to the Closing, the Sellers shall afford to the Buyer, its Representatives (including, but not limited to any potential financing source), inspectors, appraisers and engineers reasonable access (during normal business hours and in such a manner as not to unreasonably interfere with the normal operation of the Sellers or their respective Subsidiaries) to CIR III’s and its Subsidiaries’ respective properties (including any CIR III Properties and any other assets or liabilities to be acquired or assumed by the Buyer pursuant to this Agreement), and all other information the Buyer may reasonably request (including reasonable access to the employees of CIR III and its Subsidiaries or any Affiliate thereof), including access to inspect such properties and assets and review the Books and Records and other financial, operational, environmental, health, safety and other records of the Sellers and their respective Subsidiaries, including for purposes of conducting environmental assessments, in each case, as the Buyer and its Representatives may reasonably request. Notwithstanding the foregoing, except as otherwise set forth herein, the Buyer hereby agrees that with respect to any such investigation, inspection, interview or solicitation of information, the Buyer shall comply with the terms, conditions and obligations of the Buyer set forth in Sections 1 through 7 of that certain Access and Due Diligence Agreement dated as of October 3, 2014, among the Sellers and certain Affiliates thereof and the Buyer (the “Access and Due Diligence Agreement”) to the same extent as if such sections were set forth in their respective entireties in this Agreement, and notwithstanding that such Access and Due Diligence Agreement will automatically terminate upon the execution of this Agreement. The Buyer’s indemnity and insurance obligations under this Section 6.2 shall survive the Closing or termination of this Agreement for 6 months; the Buyer’s confidentiality obligations under this Section 6.2 shall survive the termination of this Agreement for a period of one (1) year. The Buyer hereby agrees that no such environmental or other investigation shall involve a “Phase II” assessment or any other inspection which involves the movement, disassembly or other intrusion of or with respect to, any CIR III Property, shall be performed without the prior written consent of the Sellers. It is acknowledged and agreed that such access rights shall include the right to interview the tenants or subtenants under the Space Leases upon the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. Upon such consent, the Sellers shall arrange Buyer’s requested meeting with tenants at mutually agreeable times and the Sellers’ Representatives shall be entitled to attend any such meetings.

Section 6.3. Consents and Approvals; Commercially Reasonable Efforts.

(a) The Buyer and the Sellers shall (i) prior to the Closing, use commercially reasonable efforts to obtain any consents, approvals, exemptions and authorizations of third parties, including Governmental Entities, to the transactions contemplated hereby and (ii) for a period not to exceed nine (9) months, cooperate following the Closing to obtain any such consents, approvals, exemptions and authorizations to the extent that they have not yet been obtained.

(b) The Sellers shall, prior to the Closing, notify any third parties, including Governmental Entities, of the transactions contemplated hereby, in each case to the extent such consent or notification is required by applicable Law.

Section 6.4. Notices from Governmental Entities; Notice of Developments. From the date hereof through the Closing or earlier termination of this Agreement in accordance with its terms, each Party (and its Subsidiaries) shall promptly notify the other Party with reasonable particularity (i) of any material notice or other communication from any Governmental Entity to such Party (or its Subsidiaries) in connection with the transactions contemplated by this Agreement, (ii) of any material litigation, arbitration or administrative hearing, or any written threat to commence any of the foregoing, concerning or relating to such Party or any CIR III Property or the operation thereof of which such Party obtains knowledge; or (iii) upon having knowledge of any matter that may make the timely satisfaction of any of the conditions to the Sellers’ obligation to proceed to the Closing impossible or unlikely; provided that no such notice pursuant to this Section 6.4 shall qualify any representation or warranty of the Sellers or the conditions to the obligations of the Buyer.

Section 6.5. Estoppels; SNDA’s.

(a) The Sellers shall prepare and deliver to all tenants under the Space Leases at the CIR III Properties an Estoppel substantially in the form of Exhibit C attached hereto and request and use commercially reasonable efforts to obtain from each such tenant an executed Estoppel, dated no more than sixty (60) days prior to the Closing Date, to Buyer.

(b) The Seller shall prepare and deliver a Subordination, Non-Disturbance and Attornment Agreement in the form of Exhibit J (each an “SNDA”) attached hereto to (i) all tenants under Space Leases which contain a Purchase Option, and (ii) all other tenants under Space Leases specified by Buyer or Buyer’s lender (collectively, the “SNDA Tenants”). Seller shall use commercially reasonable efforts to obtain from each required tenant an executed SNDA.

Section 6.6. Waivers of Tenant Options. Prior to Closing, the Sellers shall use commercially reasonable efforts to obtain the waivers of the Triggered Purchase Options and the Non-Triggered Purchase Options exercisable prior to Closing. The Sellers shall keep Buyer reasonably apprised of the status of such waivers and shall provide Buyer with copies of all correspondence with the applicable tenants in connection therewith.

Section 6.7. Exclusivity. From the date hereof until the earliest of (a) the Closing Date or (b) such date on which this Agreement is validly terminated in accordance with Article

X, the Sellers and their respective Subsidiaries and Affiliates will not, directly or indirectly (i) solicit, initiate or accept the submission of any proposal or offer from any Person relating to the acquisition of the Sellers, their respective Subsidiaries, the CIR III Properties or the CIR III Shares or (ii) participate in any discussions or negotiations regarding the acquisition of the Sellers, their respective Subsidiaries, the CIR III Properties or the CIR III Shares or furnish any confidential or proprietary information with respect thereto to any Person who would reasonably be expected to submit any proposal or offer relating to the acquisition of the Sellers, their respective Subsidiaries, the CIR III Properties or the CIR III Shares (other than the Buyer or its authorized Representatives). The Sellers and their respective Subsidiaries and Affiliates will promptly cease any existing discussions or negotiations with any Persons (other than the Buyer and its authorized Representatives) heretofore conducted, or the provision of any confidential or proprietary information to any Person (other than the Buyer or its authorized Representatives) to which confidential or proprietary information heretofore has been provided, in each case, with respect to any discussions or negotiations regarding the acquisition of the Sellers, their respective Subsidiaries, the CIR III Properties or the CIR III Shares. The Seller shall promptly notify the Buyer upon receipt of any bid, offer or proposal it receives with respect to the Sellers, their respective Subsidiaries, their respective properties or the CIR III Shares or any other transaction inconsistent with the transactions contemplated by this Agreement.

Section 6.8. Confidentiality. For a period of one year following the Closing, the Sellers shall, and shall cause their respective Affiliates, directors, managers, officers, employees, agents, attorneys, accountants, consultants, advisors, financing sources or other representatives (each a “Seller Representative”) to, maintain in confidence any Confidential Information related to CIR III, its Subsidiaries and their respective properties and such Confidential Information shall not be disclosed or used by the Sellers or any Representative of the Sellers without the Buyer’s prior written consent unless required to disclose such Confidential Information pursuant to any applicable Law, legal process or request by any Governmental Entity. If any Seller or Seller Representative becomes legally compelled to disclose any such information or documents as referred to in this Section 6.8, the Sellers shall, to the extent permitted by applicable Law or legal process, provide the Buyer with prompt written notice before such disclosure to enable the Buyer either to seek, at its expense, a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.8 or both.

Section 6.9. Legal Proceeding Support.

(a) Following the Closing, the Sellers and their respective Affiliates will cooperate with the Buyer and its Affiliates, in the defense or settlement of any Legal Proceeding involving CIR III or any of its Subsidiaries, their respective properties or the CIR III Shares for which any of them has or may have responsibility under this Agreement (other than with respect to a Legal Proceeding initiated by Buyer or its Affiliates) by providing the Buyer and its legal counsel and other designated Persons access to employees, records, documents, data, equipment and facilities, and other information regarding CIR III or any of its Subsidiaries, their respective properties or the CIR III Shares as such Party may reasonably request. To the extent that this Section 6.9 requires a Seller or its Affiliates to make available to the Buyer records, documents, data or other information that is subject to a claim of attorney-client privilege or attorney work product, the parties shall enter into an appropriate and customary joint defense agreement to protect the privileged nature and confidentiality of such records, documents, data or other information.

(b) Following the Closing, the Buyer and its Affiliates will cooperate with the Sellers and their respective Affiliates, in the defense or settlement of any Legal Proceeding involving CIR III or any of its Subsidiaries, their respective properties or the CIR III Shares for which any of them has or may have responsibility under this Agreement (other than with respect to a Legal Proceeding initiated by the Sellers or their respective Affiliates) by providing the applicable Seller and its legal counsel and other designated Persons access to employees, records, documents, data, equipment and facilities, and other information regarding CIR III or any of its Subsidiaries, their respective properties or the CIR III Shares as such Party may reasonably request. To the extent that this Section 6.9 requires a Buyer or its Affiliates to make available to the Sellers records, documents, data or other information that is subject to a claim of attorney-client privilege or attorney work product, the parties shall enter into an appropriate and customary joint defense agreement to protect the privileged nature and confidentiality of such records, documents, data or other information.

Section 6.10. Intercompany Obligations and Agreements. Except as advised by the Buyer to the Sellers in writing on or prior to the fifth day prior to the Closing, all intercompany Contracts, accounts, loans, guarantees, advances, payables (including any payable accounts with negative balance), and receivables, whether or not currently due and payable between Sellers and their partners and their Affiliates (including for purposes of this Agreement, Realco) on the one hand, and CIR III and its Subsidiaries on the other hand (collectively, the “Intercompany Obligations and Agreements”), shall be settled in full at or prior to the Closing Date in accordance with past practices and all commitments with respect thereto shall be deemed to have been terminated at or prior to the Closing Date and in each case, each Seller and its respective Affiliates and the Buyer and its Affiliates, including CIR III after the Closing, shall be fully released from all Liability with respect to such Intercompany Obligations and Agreements; provided that, for purposes hereof, any obligations arising under this Agreement shall not constitute Intercompany Obligations and Agreements.

Section 6.11. Preparation of Financial Statements. To the extent required, the Sellers agree that they will provide reasonable assistance to the Buyer, at the Buyer’s expense, to produce financial statements for CIR III and its Subsidiaries satisfying the requirements of Regulation S-X promulgated under the U.S. securities laws as and when needed to satisfy the Buyer’s public reporting obligations in connection with the transactions contemplated by this Agreement and the Transaction Documents, and permit the Buyer’s independent registered public accounting firm access to the Books and Records of the Sellers for the purpose of conducting an audit of such financial statements. The Sellers shall use commercially reasonable efforts to provide the Buyer and its accountants access to the Books and Records relating to CIR III and its Subsidiaries (to the extent not already in the possession of the Buyer) and to direct their internal and external property management personnel to cooperate with the Buyer and its accountants, in each case to the extent necessary to enable the Buyer and the accountants to produce and, where applicable, audit, financial statements for CIR III and its Subsidiaries. The Buyer shall use its commercially reasonable efforts to minimize any interference with the operations of the Sellers, their respective Subsidiaries, CIR III and the CIR III Properties in connection with the preparation of such financial statements.

Section 6.12. Financing Cooperation.

(a) Prior to the Closing, the Sellers shall provide, and shall cause their respective Subsidiaries to, and shall use its commercially reasonable efforts to cause their respective Representatives, including legal and accounting, to, provide all cooperation reasonably requested by the Buyer or any financing source providing the Financing in connection with the Financing, including, without limitation (i) furnishing the Buyer and its financing sources with readily-available historical financial and other pertinent information used by the Buyer to consummate the Financing or any other financing transaction executed in connection with the transactions contemplated hereby, (ii) delivering to the Title Company the Non-Imputation Affidavit and all other items reasonably requested by the Buyer or the Title Company in order to facilitate the issuance of customary lender’s policies of title insurance in form and substance satisfactory to the applicable financing source, (iii) taking such actions as are reasonably and customarily undertaken by sellers of real estate to mitigate mortgage recording or similar taxes such as requesting the lender under the Existing Loans to assign over existing mortgages to Buyer’s lender, as described in Article XV of this Agreement, (iv) providing such information, documents and certificates reasonably requested by the Buyer customary in debt financings of transactions similar to the transactions contemplated by this Agreement, (v) effective as of the Closing, forming, at Buyer’s expense, one or more special-purpose Subsidiaries that are directly or indirectly wholly-owned by CIR III to serve as borrowers under the Financing (the “Financing Subs”) and (vi) transferring title, at Buyer’s expense, to the CIR III Properties to one or more of the Financing Subs, which transfer the Parties acknowledge is intended to be effectuated on the Closing Date (but immediately subsequent to the transfer of the CIR III Shares to Buyer) as part of the closing escrow arrangement contemplated hereunder.

(b) Notwithstanding anything to the contrary contained herein, (i) neither the Sellers nor any of their respective Subsidiaries shall be required to pay any commitment or other fee in connection with the Financing, (ii) neither the Seller nor any of their respective Subsidiaries shall be required to incur, and none of them shall have, prior to the Closing, any liability or obligation under any loan agreement or any related document or any other agreement or document or contract related to the Financing, (iii) the pre-Closing directors of the Sellers or any of their respective Subsidiaries shall not be required to adopt resolutions approving the contracts, agreements, documents and instruments pursuant to which the Financing is obtained, (iv) neither the Sellers nor any of their respective Subsidiaries shall be required to execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing and (v) neither the Sellers nor any of their respective Subsidiaries shall be required to take any action that would violate its respective Organizational Documents or any Laws or that would result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which any such Person is a party.

Section 6.13. Use of Name. Effective as of the Closing Date, neither the Sellers, nor any of their respective Affiliates, shall have the right to use any Cobalt Mark or Cobalt Domain Name, or any name or mark intended or likely to be confused or associated therewith. The Sellers acknowledge that the Cobalt Marks and Cobalt Domain Names shall be and remain, subsequent to the Closing, the sole and exclusive property of the Buyer. Neither the Sellers, nor any of their respective Affiliates, shall use, seek to register, register or authorize others to use, seek to register or register any Cobalt Mark, Cobalt Domain Name, or any other Intellectual Property substantially or confusingly similar thereto anywhere in the world, or challenge the Buyer’s right to use, seek to register or register any Cobalt Mark or Cobalt Domain Name anywhere in the world. Within three (3) Business Days after the Closing, the Sellers shall transfer, or cause to be transferred, any Cobalt Domain Names owned by or on behalf of the Sellers or their respective Subsidiaries, if any, electronically to the account designated by the Buyer, and shall authorize any and all applicable registration authorities to complete any such transfer.

Section 6.14. Pending Condemnation Proceedings. Prior to Closing, the Sellers shall not settle any Pending Condemnation Proceeding without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed. The Sellers shall keep Buyer reasonably apprised of the status of the Pending Condemnation Proceedings and shall provide Buyer with copies of all correspondence with any Governmental Entity in connection therewith.

Section 6.15. New Space Leases. In the event that the Sellers desire to cause any Subsidiary to enter into any Space Lease that is a Restricted Space Lease, the Sellers shall send the Buyer a written notice requesting the Buyer’s consent to the same, which notice shall enclose a draft of the applicable Restricted Space Lease and a statement in bold font to the effect that failure to respond to such notice within five (5) business days of receipt shall constitute the Buyer’s approval of the Subsidiary’s entering into such Restricted Space Lease. The Buyer’s failure to respond to such written notice within five (5) business days of receipt shall be deemed to constitute the Buyer’s approval of such Restricted Space Lease. Notwithstanding anything to the contrary contained herein, the Sellers or any of their respective Subsidiaries shall notify the Buyer within two (2) business days after the execution thereof of any Space Lease (or modification, renewal or amendment thereto) that is entered into without the Buyer’s consent as permitted under Section 6.1(b)(iv) above, and shall provide Buyer with a true, correct and complete copy of any such Space Lease.

Section 6.16. Prepayment of Indebtedness. The Sellers shall, and shall cause their respective Subsidiaries to, take any and all actions necessary to pay off all Indebtedness (including, but not limited to, the Existing Loans), on or before the Closing Date, including but not limited to giving timely notice of prepayment to the lenders in accordance with the express terms and conditions of the applicable documents evidencing such Indebtedness or as otherwise permitted by the holders of the Indebtedness.

Section 6.17. Supplementation and Amendment of Disclosure Schedule. From time to time as from the date hereof and until the Closing Date, the Sellers shall have the right to supplement or amend the Disclosure Schedule with respect to any matter arising after the date hereof causing a breach of any of the representations and warranties contained in Article IV, provided that, such disclosures will not be deemed to amend and supplement the appropriate disclosure schedules for purposes of the conditions to Closing set forth in Section 9.2 or for purposes of indemnification under Article XI.

Section 6.18. Further Assurances. Each Party shall, and shall cause its respective Subsidiaries to, from time to time after the Closing Date, at the other Party’s reasonable request, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other Party may reasonably request in order to (a) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to the Buyer of the CIR III Shares and through its ownership of the CIR III Shares, all of the properties of CIR III and its Subsidiaries, (b) convey, transfer to and vest in the Buyer and to put the Buyer in possession and operating control of all or any part of the CIR III Shares and, through its ownership of the CIR III Shares, all properties of CIR III and its Subsidiaries as contemplated by this Agreement and (c) otherwise accomplish the transactions contemplated by this Agreement or any other Transaction Document.

Section 6.19. Notice of Condemnation or Casualty. If, at any time on or after the date hereof and on or before the Closing Date, all or any portion of the CIR III Properties suffers a Casualty or is subject to a Taking, the Sellers will promptly notify the Buyer of such event, providing reasonable detail (to the extent available) of the extent of the Casualty and/or the nature of the Taking.

Section 6.20. Purchase Options.

(a) Prior to Closing, the Sellers shall use commercially reasonable efforts to obtain the waivers of the Triggered Purchase Options and those Non-Triggered Purchase Options which are exercisable by the applicable tenant during the period prior to Closing. The Sellers shall keep Buyer reasonably apprised of Sellers’ efforts to obtain such waivers and shall provide Buyer with copies of all correspondence with the applicable tenants in connection therewith.

(b) If any Purchase Option is exercised by the applicable tenant and the closing contemplated pursuant to such Purchase Option is consummated on or prior to the Closing Date, the Sellers and the Buyer shall have no further obligations hereunder with respect to the CIR III Property affected by such Triggered Purchase Option and the Initial Purchase Price shall be reduced by the Allocated Asset Value of such CIR III Property.

(c) If (i) any Triggered Purchase Option is not waived on or prior to Closing or (ii) any Purchase Option is exercised prior to Closing but the closing contemplated pursuant to such Purchase Option is scheduled after the Closing pursuant to the terms of the applicable Space Lease or purchase agreement executed by the parties in connection with such Purchase Option, the CIR III Property affected by such Purchase Option shall be deemed a Deferred Property pursuant to the terms of Section 13.1. At such time as the closing contemplated under such Purchase Option is consummated, the Sellers and the Buyer shall have no further obligations hereunder with respect to such CIR III Property and the Sellers and Buyer shall direct Escrow Agent to return the Allocated Deposit and the Escrowed Deferred Consideration to the Buyer. If (x) with respect to any Triggered Purchase Options, the applicable tenant waives or elects not to exercise (or is deemed to have waived or elected not to exercise) such Triggered Purchase Option following the Closing, or (y) with respect to any such Purchase Option the applicable tenant does exercise such Triggered Purchase Option but the closing contemplated pursuant to such Purchase Option is not consummated due to a default on the part of such tenant following the Closing, then in either case the Sellers shall notify the Buyer of same within two (2) Business Days after such election (or deemed election) or failure to close, as applicable, in which case the Buyer and the Sellers shall set the Deferred Closing Date with respect to the applicable CIR III Property, which Deferred Closing Date shall be within ten (10) days after receipt by Buyer of such notice and shall proceed in accordance with Section 13.1.

Section 6.21. Preservation of REIT Status; Liquidation. The Buyer shall cause CIR III to comply with all requirements necessary for CIR III to qualify as a REIT through December 31 of the calendar year that includes the Closing Date, shall preserve the REIT status of CIR III through December 31 of the calendar year that includes the Closing Date and shall not make or permit to be made an election under Section 338 of the Code with respect to the purchase of the CIR III Shares by the Buyer hereunder. Prior to January 1 of the calendar year following the calendar year that includes the Closing Date, the Buyer shall not liquidate CIR III. Prior to January 1, 2015, Buyer shall not cause CIR III to transfer or dispose of any CIR III Property in a transaction that is treated in whole or in part as a sale of the CIR III Property for federal income tax purposes.

Section 6.22. Tax Matters.

(a) The Buyer and the Sellers shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Returns, claims for refund, estimated Tax filing or other document required to be supplied to any Governmental Entity with respect to Taxes payable by CIR III, including any schedule or attachment thereto, and including any amendments thereof, determining a liability for such Taxes or a right to a refund of Taxes, and participating in or conducting any audit or other proceeding in respect of such Taxes. The Buyer and the Sellers shall make themselves (and their respective representatives and employees) available on a basis mutually convenient to all parties to provide explanations of any Tax Returns or information provided under this Section 6.23. The Buyer and the Sellers shall retain all Tax Returns in their possession relating to Tax matters relevant to CIR III for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (A) the expiration of the statute of limitations of the taxable periods to which such Tax Returns relate, without regard to extensions, except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (B) seven years following the due date (without extension) for such Tax Returns.

(b) All Tax Returns of CIR III not required to be filed on or before the date hereof will, to the extent required to be filed on or before the day immediately preceding the Closing Date, be filed (or caused to be filed) by the Sellers when due and will be prepared (or caused to be prepared) in a manner materially consistent with past practice and in accordance with all applicable laws. To the extent Tax Returns of CIR III are required to be filed after the day immediately preceding the Closing Date, but relate to taxable periods ending on or before the day immediately preceding the Closing Date, the Sellers will prepare (or cause to be prepared) such Tax Returns in a manner materially consistent with past practice and in accordance with all applicable laws, and will deliver (or cause to be delivered) such Tax Returns to the Buyer at least 10 days prior to filing for its review and comment; provided that such Tax Returns shall be revised to reflect any reasonable comments made by the Buyer (provided at least five days prior to the applicable due date). To the extent Tax Returns of CIR III are required to be filed with respect to the calendar year that includes the date of the Closing (the “Straddle Returns”), the Buyer will prepare (or cause to be prepared), with the cooperation of the Sellers, such Tax Returns in a manner materially consistent with past practice and in accordance with all applicable laws, and will deliver (or cause to be delivered) such Tax Returns to the Sellers at least 10 days prior to filing for their review and comment; provided that such Tax Returns shall be revised to reflect any reasonable comments made by the Sellers (provided at least five days prior to the applicable due date). The Sellers will cause to be paid the amount of Taxes (if any) due directly from CIR III shown on the Tax Returns that are filed by Sellers pursuant to this Section 6.23(b). The Buyer shall cause CIR III to file all other Tax Returns and shall cause the relevant filing entities to pay all Taxes shown as due on such Tax Returns.

(c) All Taxes relating to CIR III for any Pre-Closing Tax Period will be the sole responsibility of the Sellers; provided that, Sellers shall receive a credit toward the payment of any Taxes to the extent of any cash Tax reserves (as opposed to mere GAAP or other accounting entries) held by CIR III upon consummation of the sale of the CIR III Shares hereunder. Except as otherwise provided herein, all Taxes owing by CIR III for any taxable year or period (or portion thereof) beginning on or after the Closing Date (the “Post-Closing Tax Period”) will be solely the responsibility of CIR III and not of the Sellers. Notwithstanding anything in this Agreement to the contrary, to the extent any items of income, deduction, credits or any other item allocable to the Sellers for any Pre-Closing Tax Period are attributable to CIR III’s or the Buyer’s adoption, modification or termination of any Tax election, Tax year or method of Tax accounting for and on behalf of CIR III, on or after the Closing Date, such items shall be the responsibility of CIR III, and shall not be the responsibility of the Sellers. Notwithstanding the foregoing, Annex B hereto shall govern in determining the allocation of any Prorated Items between the Pre-Closing Tax Period and the Post Closing Tax Period.

(d) Subject to Annex B, and the definition of “Pre-Closing Tax Period” set forth in Article I, whenever it is necessary for purposes of this Section 6.23 to determine the liability for Taxes (or any items of income, deduction, credits or any other item allocable to the members) of CIR III for any taxable period beginning prior to and ending on or following the Closing Date (a “Straddle Period”), the determination shall be made by assuming that the Straddle Period consists of two taxable years or periods, one of which ends at the Cutoff Time and the other of which begins at the beginning of the Closing Date, and items of income, gain, deduction, loss or credit and state and local apportionment factors for CIR III for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of CIR III are closed at the Cutoff Time; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned ratably between such periods on a daily or other appropriate basis. All Tax Returns for and with respect to any Straddle Period will be prepared by the Buyer in accordance with Section 6.23(b).

(e) The Buyer shall not file any amended Tax Return or claim for Tax refund with respect to CIR III after the Closing Date that relates to a Pre-Closing Tax Period without the consent of the Sellers (such consent not to be unreasonably withheld or delayed). The Sellers shall not file any amended Tax Return or claim for Tax refund with respect to CIR III after the Closing Date that relates to a Pre-Closing Tax Period or Post-Closing Tax Period without the consent of the Buyer (such consent not to be unreasonably withheld or delayed).

(f) To the extent any refunds with respect to Taxes of CIR III are attributable to a Pre-Closing Tax Period, such refunds (net of any reasonable costs or expenses incurred to recover same) shall be for the account of the Sellers. Notwithstanding the foregoing, any such refunds of Taxes shall be for the account of the Buyer to the extent such refunds of Taxes are attributable to the carryback from a taxable year or period that begins on or after the Closing Date of items of loss, deduction or credit, or other Tax items of CIR III (or any of its Affiliates, including the Buyer). To the extent that any refunds with respect to Taxes of CIR III are attributable to a Post-Closing Tax Period, such refunds shall be for the account of the Buyer. Notwithstanding the foregoing, any such refunds of Taxes shall be for the account of the Sellers to the extent such refunds of Taxes are attributable to the carryforward from a taxable year or period that begins before the Closing Date of items of loss, deduction or credit, or other Tax items of CIR III. To the extent any refunds with respect to Taxes paid by CIR III are attributable to a Straddle Period, such refunds with respect to Taxes shall be apportioned between the Sellers and the Buyer based on the appropriate allocation method set forth in Section 6.23(d).

(g) The Buyer shall pay to the Sellers a sum equal to any refunds actually received by the Buyer or CIR III (net of any costs or expenses incurred to recover same) that are for the account of the Sellers within 10 Business Days from receipt thereof.

(h) Each of the Buyer and the Sellers shall promptly notify the others in writing upon receipt of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of CIR III relating to any Pre-Closing Period or Straddle Period. The Sellers shall have the sole right to and shall represent the interests of CIR III in any Tax audit or administrative or court proceeding relating to any Tax for any Pre-Closing Tax Period (including the portion of any Straddle Period ending as of the Closing Date). The Buyer shall have the sole right to and shall represent the interests of CIR III in any Tax audit or administrative or court proceeding relating to any Tax for any Post-Closing Tax Period (including the portion of any Straddle Period beginning after the Closing Date). Notwithstanding the foregoing, (A) the Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes with respect to any Tax Return of CIR III that would increase the liability of the Buyer or CIR III for Taxes hereunder without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed); and (B) the Buyer shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes with respect to any Tax Return of CIR III that would increase the liability of the Sellers for Taxes hereunder without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed).

(i) The Buyer and the Sellers shall report the sale of CIR Shares to the Buyer hereunder as a sale of stock of CIR III for foreign, local, state and federal Tax purposes.

(j) References in this Section 6.23 to Taxes, Tax Returns, Tax refunds, Tax liabilities, audits and amounts due with respect to Taxes and Tax Returns of CIR III shall be interpreted to refer to Taxes, Tax Returns, Tax refunds, Tax liabilities, audits and amounts due with respect to Taxes and Tax Returns of CIR III and its Subsidiaries (including but not limited to TRS LLC).

Section 6.23. Required Actions. Each Seller shall, and shall cause CIR III and the Board to, take all necessary steps to duly effect (i) the Required Charter Amendment and (ii) the Required Waiver, in each case prior to or effective upon the consummation of the Closing;

provided that the Required Waiver shall not be effective if the Buyer’s ownership (or the ownership of persons to whom Buyer’s ownership would be attributed) would cause CIR III to be “closely held” within the meaning of Section 856(h) of the Code.

ARTICLE VII.

[RESERVED]

ARTICLE VIII.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLERS

The obligation of the Sellers to effect the Closing is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by the Sellers in their sole discretion:

Section 8.1. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn prior to the Closing Date. The Sellers shall use their commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Closing Date.

Section 8.2. Representations and Warranties of the Buyer. The representations and warranties made by the Buyer in Section 5.1 (Formation; Existence) and Section 5.2 (Power and Authority) shall be true and correct in all respects, in each case when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), and all other representations and warranties made by the Buyer in Article V of this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), and the Sellers shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Buyer.

Section 8.3. Performance of the Obligations of the Buyer. The Buyer (or its permitted designee) shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Sellers shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Buyer.

Section 8.4. Other Purchase Agreements. The transactions contemplated by each of the Other Purchase Agreements shall be consummated simultaneously with the Closing.

Section 8.5. Closing Deliveries. The Buyer shall have delivered to the Sellers the deliverables set forth in Section 2.2(b).

ARTICLE IX.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER

The obligation of the Buyer to effect the Closing is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by the Buyer in its sole discretion:

Section 9.1. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn prior to the Closing Date. The Buyer shall use its commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Closing Date.

Section 9.2. Representations and Warranties of the Sellers. (i) The Excluded Warranties (other than Section 4.1(d) (Tax Matters)) shall be true and correct in all respects, in each case when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates) and (ii) all other representations and warranties made by the Sellers in Article IV (including Section 4.1(d) (Tax Matters)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) has not, individually or in the aggregate, had a Material Adverse Effect, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Sellers.

Section 9.3. Performance of the Obligations of the Sellers. The Sellers shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an officer of each Seller.

Section 9.4. Consents and Approvals. At or prior to the Closing, the Sellers shall deliver to the Buyer the written consents (in form and substance reasonably acceptable to the Buyer) set forth on Schedule 9.4, which consents shall be in full force and effect on the Closing Date.

Section 9.5. Estoppels. The Buyer shall have received fully executed Estoppels (the “Required Tenant Estoppels”) from (i) the tenants under the Space Leases comprising at least sixty percent (60%) of the base rent due to the Sellers with respect to the CIR III Properties for the calendar month in which the Closing takes place, (ii) the tenants under the Space Leases comprising at least sixty percent (60%) of the base rent due to the Sellers for the calendar month in which the Closing takes place with respect to Space Leases at single-tenant CIR III Properties demising greater than 25,000 square feet and (iii) seventy percent (70%) of the tenants under the Space Leases under leases that demise greater than 125,000 square feet.

Section 9.6. Title Insurance. The Title Company shall be unconditionally committed to issue an American Land Title Association (or with respect to any CIR III Property located in the state of Texas, a Texas Land Title Association) “extended” coverage Owner’s Policy of Title Insurance, including a customary non-imputation endorsement (all such title insurance policies, collectively, the “Title Policies”), as applicable, for each CIR III Property in each case (i) in current form available in the state in which such CIR III Property is located (including the standard preprinted exceptions thereto), (ii) dated as of the Closing Date, (iii) naming the Buyer (or its Affiliate) as the insured in the face amount equal to the Allocated Asset Value for such CIR III Property and (iv) showing fee title to such CIR III Property vested in the Buyer (or its Affiliate), subject only to the Permitted Liens.

Section 9.7. Other Purchase Agreements. The transactions contemplated by each of the Other Purchase Agreements shall be consummated simultaneously with the Closing.

Section 9.8. Required Partner Approval. The Required Partner Approval shall not have been revoked and shall remain in full force and effect.

Section 9.9. Required Charter Amendment. The Required Charter Amendment shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Texas prior to or concurrent with the Closing and shall remain in full force and effect.

Section 9.10. Required Waiver. The Required Waiver shall have been duly authorized and shall remain in effect; provided, that notwithstanding anything to the contrary contained herein, the Required Waiver shall not be effective if the Buyer’s ownership (or the ownership of persons to whom the Buyer’s ownership would be attributed) would cause CIR III to be “closely held” within the meaning of Section 856(h) of the Code.

Section 9.11. Closing Deliveries. The Sellers shall have delivered to the Buyer the deliverables of the Sellers set forth on Section 2.2(a).

ARTICLE X.

TERMINATION.

Section 10.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing Date:

(a) by written agreement of the Sellers and the Buyer;

(b) by either the Buyer or the Sellers if any Governmental Entity having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of such order, decree, ruling, injunction or other action;

(c) by the Sellers if the Closing has not occurred on or before December 15, 2014 (such date, as adjusted pursuant to the terms hereof, the “Buyer Outside Date”) or such later date as the Parties may agree upon in writing; provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to the Sellers if its failure to comply with its obligations under this Agreement or any Other Purchase Agreement has been the primary cause of the failure of the Closing to occur by such date; provided, further, that (i) the Buyer may elect to extend the Buyer Outside Date until January 15, 2015 (such date, the “Buyer Extended Outside Date”) by providing written notice to the Sellers and delivering a cash payment in the amount of Two Million One Hundred Ninety-Three Thousand Seven Hundred Fifty Dollars ($2,193,750) to the Escrow Agent prior to December 15, 2014, and (ii) if the Closing has not occurred on or before the Buyer Extended Outside Date, the Buyer may elect to extend the Buyer Outside Date until January 31, 2015 by providing written notice to the Sellers and delivering an additional cash payment in the amount of Two Million One Hundred Ninety-Three Thousand Seven Hundred Fifty Dollars ($2,193,750) to the Escrow Agent prior to the Buyer Extended Outside Date, in each case with such cash payment becoming part of the Deposit pursuant to, and to be held in accordance with, Section 3.2; provided, further, that, the Buyer Outside Date shall only be so extended if each of the Other Purchase Agreements shall also remain in full force and effect during the period of such extension.

(d) by either the Buyer or the Sellers if the Closing has not occurred on or before January 31, 2015 (the “Outside Date”) or such later date as the Parties may agree upon in writing; provided that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any Party whose failure to comply with its obligations under this Agreement or any Other Purchase Agreement has been the primary cause of the failure of the Closing to occur by such date;

(e) by the Buyer, in the event of any breach by the Sellers of any of its representations, warranties, covenants or agreements contained herein, which breach would result in the failure to satisfy any of the conditions set forth in Section 9.2 or Section 9.3, and in each case, the failure of the Sellers to cure such breach (if capable of cure) within fifteen (15) days after receipt of notice from the Buyer requesting such breach to be cured; provided that the right to terminate this agreement pursuant to this Section 10.1(e) shall not be available to the Buyer at any time that the Buyer is in material breach of any of the Buyer’s representations, warranties, covenants or agreements contained herein or any Other Purchase Agreement; and

(f) by the Sellers, in the event of any breach by the Buyer of any of the Buyer’s representations, warranties, covenants or agreements contained herein, which breach would result in the failure to satisfy any of the conditions set forth in Section 8.2 or Section 8.3, and in each case, the failure of the Buyer to cure such breach (if capable of cure) within fifteen (15) days after receipt of notice the Sellers requesting such breach to be cured; provided that the right to terminate this agreement pursuant to this Section 10.1(f) shall not be available to the

Sellers at any time any Seller is in material breach of any of such Seller’s representations, warranties, covenants or agreements contained herein or any Other Purchase Agreement.

(g) In addition, and notwithstanding anything to the contrary contained herein, the termination of any Other Purchase Agreement by any Party (or its Affiliate) for any reason pursuant to the terms thereof shall be deemed a termination of this Agreement by such Party for the same such reason and this Agreement shall terminate automatically without any further action of the Parties, with the effects of such termination to be governed by Section 10.2 as if this Agreement were terminated pursuant to the same provision under which the Other Purchase Agreement was terminated.

Section 10.2. Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or, to the extent applicable, their respective officers, directors, stockholders, members or Affiliates, except the terms set forth in this Article X, Section 6.2 and Article XIII shall survive any such termination of this Agreement.

(b) In the event that this Agreement is terminated prior to the Closing (i) by the Sellers pursuant to Section 10.1(c), (ii) by the Buyer or the Sellers pursuant to Section 10.1(b) or Section 10.1(d) or (iii) by the Sellers pursuant to Section 10.1(f) (each of the events specified in clause (i), (ii) and (iii), a “Payable Termination Event”) then, within one (1) Business Day of such termination, the Buyer and the Sellers shall provide joint written instructions to the Escrow Agent, instructing the Escrow Agent to disburse the Deposit to the Sellers. Notwithstanding anything to the contrary contained herein, the Sellers’ right to terminate this Agreement and to receive the Deposit when payable shall constitute the sole and exclusive remedy of the Sellers and any of their respective Subsidiaries and Representatives against the Buyer, any of its former, current and future equityholders, controlling persons, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, Representative (including any financing source), Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (each, a “Non-Recourse Party”) for all losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Buyer or any Non-Recourse Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The Parties acknowledge that the agreements contained in this Section 10.2(b) are an integral part of the transactions contemplated by this Agreement, that the damages resulting from termination of this Agreement under circumstances where the Sellers are entitled to the Deposit are uncertain and incapable of accurate calculation and that the delivery of the Deposit is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate the Sellers in the circumstances where the Sellers are entitled to the Deposit for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, the Sellers would not enter into this Agreement. In the event this

Agreement is terminated for any reason other than a Payable Termination Event, then, within one (1) Business Day of such termination, the Buyer and the Sellers shall provide joint written instructions to the Escrow Agent, instructing the Escrow Agent to disburse the Deposit to the Buyer.

(c) In the event that the Buyer terminates this Agreement pursuant to Section 10.1(e), the Sellers shall pay to the Buyer an amount equal to the documented, reasonable out-of-pocket expenses incurred by Buyer in connection with the transaction contemplated by this Agreement up to a maximum of One Million Ninety-Six Thousand Eight Hundred Seventy-Five Dollars ($1,096,875). Notwithstanding anything herein to the contrary, if any Seller commits an intentional or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and as a result Buyer’s ability to close the transaction contemplated under this Agreement is inhibited and Buyer terminates this Agreement pursuant to Section 10.1(e), the Buyer shall have the right to commence a suit against such Seller for monetary damages.

ARTICLE XI.

INDEMNIFICATION

Section 11.1. Indemnification by the Sellers. Subject to the terms and conditions of this Article XI, including, without limitation, the terms and conditions set forth in Section 11.4 below, from and after the Closing Date, and notwithstanding any investigation at any time made by or on behalf of the Buyer or any other Buyer Indemnified Party or any knowledge or information that the Buyer or any other Buyer Indemnified Party may now have or hereafter obtain (excluding all information contained in the Terracon Reports and the Disclosure Schedule, for which the Buyer and the Buyer Indemnified Parties shall be deemed to have knowledge), the Sellers shall indemnify, defend and hold the Buyer, its Affiliates, and each of their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”), harmless from and against any and all losses, Liabilities, damages, expenses, including reasonable attorneys’ fees, deficiencies, interest, penalties, impositions, assessments or fines other than punitive, exemplary, lost profits or special damages unless such punitive, exemplary, lost profits or special damages are payable by a Buyer Indemnified Party to a third party other than the Seller or the Buyer or any of their respective Affiliates (collectively, “Losses”), that any Buyer Indemnified Party has suffered, sustained, incurred or become subject to arising out of or resulting from:

(a) the breach of any of the representations and warranties of any Seller contained in Article IV or in any other Transaction Document of such Seller or its Subsidiaries delivered to the Buyer pursuant to this Agreement;

(b) the breach of any covenant, undertaking, agreement or other obligation of any Seller or its Subsidiaries set forth in this Agreement;

(c) subject to the provisions of Annex B hereof, any Taxes of CIR III for all Pre-Closing Tax Periods that are the responsibility of the Sellers pursuant to Section 6.23 hereof;

(d) each Seller’s pro rata share of any CIR III Transaction Expenses to the extent not taken into account when determining the Closing Cash Consideration;

(e) all third party claims with respect to the business or operations of CIR III or its Subsidiaries prior to the Closing other than to the extent Buyer receives a credit for such claims at Closing pursuant to Section 3.5; and

(f) the business or operations of CIR III or its Subsidiaries prior to the Closing that are not related to the business or operations of the CIR III Properties.

The events and occurrences set forth in clauses (a)-(f) immediately above are referred to herein collectively as the “Seller Indemnifiable Events” and individually as a “Seller Indemnifiable Event.”

Section 11.2. Indemnification by the Buyer. Subject to the terms and conditions of this Article XI, from and after the Closing Date, and notwithstanding any investigation at any time made by or on behalf of any Seller Indemnified Party or any knowledge or information that any Seller Indemnified Party may now have or hereafter obtain, the Buyer shall indemnify, defend and hold the Sellers and their respective Affiliates, officers, directors, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”), harmless from and against any and all Losses that any Seller Indemnified Party has suffered, sustained, incurred or become subject to arising out of or resulting from:

(a) the breach of any of the representations and warranties of the Buyer contained in Article V or in any other Transaction Document delivered to the Seller by the Buyer at Closing pursuant to this Agreement;

(b) the breach of any covenant, undertaking, agreement or other obligation of the Buyer set forth in this Agreement;

(c) any Taxes of CIR III for all Post-Closing Tax Periods

(d) all third party claims with respect to the business or operations of CIR III or its Subsidiaries at or after the Closing other than to the extent the Sellers receive a credit for such claims at Closing pursuant to Section 3.5; and

(e) compliance by the Seller with Section 6.11.

Section 11.3. Survival; Related Matters. The covenants of the parties set forth in this Agreement (excluding Sections 6.4 (Notice from Governmental Entities; Notice of Developments), 6.5 (Estoppels), 6.6 (Waivers of Tenant Options), 6.12 (Financing Cooperation), 6.17 (Prepayment of Indebtedness) and 6.18 (Supplementation and Amendment of Disclosure Schedule), which shall expire as of the earlier of Closing or termination of this Agreement) and the related rights of the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, to indemnity with respect to any breach thereof in accordance with the applicable Sections hereof shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the applicable statute of limitations. The representations and warranties of the parties contained in this Agreement and in any other Transaction Document delivered pursuant to this Agreement, other than those representations and warranties of (a) the Sellers set forth in Section 4.1(a) (Formation; Existence), Section 4.1(b) (Power and Authority), Section 4.1(d) (Tax Matters), Section 4.1(i) (Broker’s Fees), Section 4.1(y) (Organization of CIR III) (but excluding Section 4.1(y)(iii)) and Section 4.1(aa) (Capitalization and Related Matters) (collectively, the “Excluded Warranties”) and (b) the Buyer set forth in Section 5.1 (Formation; Existence) and Section 5.2 (Power and Authority) and the related rights of the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, to indemnity with respect to any breach of such Sections of this Agreement in accordance with the applicable Sections hereof, shall survive the Closing for a period of fifteen (15) months following the Closing Date. Notwithstanding the foregoing provisions of this Section 11.3, but subject to the other provisions of this Article XI, (a) there shall be no limitation on the time within which notice of a claim based on fraud on the part of any Party hereto may be made, (b) the representations and warranties of the Sellers set forth in Sections 4.1(d) (Tax Matters) shall survive the Closing until the date that is six (6) months after the date on which the applicable statute of limitations for such matters expires and (c) the representations and warranties of the Seller set forth in Section 4.1(a) (Formation; Existence), Section 4.1(b) (Power and Authority), Section 4.1(i) (Broker’s Fees), Section 4.1(y) (Organization of CIR III) and Section 4.1(aa) (Capitalization and Related Matters) and the representations and warranties of the Buyer set forth in Section 5.1 (Formation; Existence) and Section 5.2 (Power and Authority) shall survive the Closing indefinitely. The Parties hereto hereby acknowledge and agree that for purposes of this Article XI, in determining whether any breach of a representation or warranty has occurred and the amount of Losses resulting therefrom, any and all “Material Adverse Effect”, “material adverse effect”, “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded. The Parties hereto hereby further acknowledge and agree that any notice of any claim for indemnification made in writing in accordance with the terms of this Article XI on or prior to the expiration of the applicable survival period with respect to any such claim as set forth herein shall survive until the final resolution thereof.

Section 11.4. Limitation on Liability.

(a) The Buyer (on behalf of itself and the other Buyer Indemnified Parties) hereby acknowledges and agrees that, except in the case of fraud and except as otherwise provided in Section 11.4(b), no claim for indemnification by a Buyer Indemnified Party pursuant to the terms of Section 11.1(a) above shall be asserted by a Buyer Indemnified Party against the Seller until the aggregate amount of all Losses to which all of the Buyer Indemnified Parties shall be entitled by reason of any and all claims for indemnification under Section 11.1(a) exceeds $1,332,911.39 (the “Deductible”), in which event the Sellers shall be obligated to indemnify the Buyer Indemnified Parties only for such amounts in excess of the Deductible.

(b) Notwithstanding anything contained herein to the contrary, the Deductible shall not apply to the Excluded Warranties, it being understood and agreed that in the case of the Excluded Warranties, the Buyer Indemnified Parties shall be entitled to be paid an amount equal to all Losses incurred by them in connection with a breach of such Excluded Warranties as and when such Losses are incurred.

(c) Notwithstanding anything contained herein to the contrary, and except in the case of fraud, in no event shall the aggregate amount of Losses paid by the Sellers arising out of or resulting from any Seller Indemnifiable Event exceed an aggregate amount equal to the Indemnification Escrow Amount; provided, however, that the foregoing limitation on the aggregate amount of Losses that the Seller shall be required to pay hereunder that arise out of or result from a Seller Indemnifiable Event shall not apply to Seller Indemnifiable Events arising out of or resulting from (i) a breach of the Excluded Warranties (other than Section 4.1(d) (Tax Matters)) or (ii) fraud, it being understood and agreed that in either such case, the Buyer Indemnified Parties shall be entitled to be paid an amount equal to all Losses incurred by them in connection with a breach of such Excluded Warranties (other than Section 4.1(d) (Tax Matters)) or that otherwise arise out of or result from the fraud.

(d) With respect to any obligation of the Sellers for indemnification under this Article XI, the Buyer Indemnified Parties shall recover Losses first from the Indemnification Escrow Amount until such Indemnification Escrow Amount is exhausted or not available. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Sellers’ indemnification obligations under this Article XI exceed the amount of the consideration received by the Sellers in connection with the transactions contemplated by this Agreement.

Section 11.5. Notice and Opportunity to Defend. If there occurs an event which any Party hereto (or any Buyer Indemnified Party or any Seller Indemnified Party) asserts is an indemnifiable event pursuant to this Article XI, the Person or Persons seeking indemnification (collectively, the “Indemnitee”) shall notify in writing the party or parties obligated to provide indemnification pursuant to the terms hereof (collectively, the “Indemnitor”) promptly of the occurrence of such event. If such event involves any claim or the commencement of any action or proceeding by a third Person, the Indemnitee shall give the Indemnitor prompt written notice of such claim or the commencement of such action or proceeding. The notice shall describe the claim, the amount thereof if known and quantifiable, and the basis therefor. Any delay or failure by an Indemnitee to so notify the Indemnitor shall only relieve the Indemnitor of its indemnification obligations hereunder to the extent, if at all, that the Indemnitor is actually prejudiced by reason of such delay or failure. The Indemnitor shall be entitled to assume and control, with counsel of its choice, the defense of such matter at the Indemnitor’s expense by sending written notice to the Indemnitee of its election to do so within thirty (30) days after receiving written notice from the Indemnitee. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted claim; provided, however, that neither the Indemnitee nor the Indemnitor shall be required pursuant to this Section 11.5 to disclose any privileged information or any attorney work product in connection with the defense of any such asserted claim. In any event, the Indemnitee shall have the right to participate (but not control) in the defense of such asserted claim with separate counsel, if it desires, at its own expense, provided that if counsel of the Indemnitee reasonably determines that joint representation of the Indemnitor and the Indemnitee creates a conflict of interest, the Indemnitee shall be entitled to retain separate counsel at the cost and expense of the Indemnitor, provided that, in such event, Indemnitor shall not be required to pay for more than one such separate counsel. Any settlement or compromise of such asserted claim by the Indemnitor shall require the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, provided that no such consent shall be required as long as it is solely a monetary settlement (that will be paid entirely by the Indemnitor) that provides a full release of the Indemnitee with respect to such matter and does not contain an admission of liability on the part of the Indemnitee. If the Indemnitor shall not have assumed the defense of such claim within the thirty (30) day period set forth above, the Indemnitee may assume the defense of such claim with counsel of its choice and the Indemnitor shall be required to pay all reasonable costs and reasonable expenses incurred by the Indemnitee in connection with such matter; provided, however, in the event the Indemnitee assumes control of the defense of any such claim as contemplated by this sentence, (i) the Indemnitee shall not be permitted to settle or compromise any such claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) Indemnitor shall not be required to pay for more than one such counsel.

Section 11.6. Exclusivity. After the Closing, except for the rights of the Parties hereunder to specific performance or other equitable relief and except in the case of fraud or the provisions set forth in Article III and Article XII, in which case the Buyer Indemnified Parties and the Seller Indemnified Parties reserve any and all rights and remedies available to them, the indemnities set forth in this Article XI shall be the exclusive remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties for any breach of any representation or warranty or breach of any covenant, agreement or condition contained in this Agreement, and such parties shall not be entitled to any further indemnification rights in respect thereof, all of which the Sellers (on behalf of the Seller Indemnified Parties) and the Buyer (on behalf of the Buyer Indemnified Parties) hereby waive to the extent permitted by applicable Law.

Section 11.7. Tax Treatment of Indemnity Payments. The Seller and the Buyer agree to treat any indemnity payment made pursuant to this Article XI as an adjustment to the purchase price paid hereunder for all Tax purposes.

ARTICLE XII.

DAMAGE AND DESTRUCTION; CONDEMNATION

Section 12.1. Damage and Destruction. If all or any part of any CIR III Property is damaged by fire or other casualty (a “Casualty”) occurring on or after the date hereof and prior to the Closing Date the following shall apply:

(a) Subject to the provisions of Section 12.1(b) below with respect to a Significant Casualty, the Parties shall proceed to consummate this transaction in accordance with this Agreement, without any abatement of the Closing Cash Consideration or any liability or obligation on the part of the Sellers by reason of such destruction or damage. If the Casualty is covered by insurance, the Sellers (or the applicable Subsidiary) shall assign to the Buyer (or its permitted designee) and the Buyer (or its permitted designee) shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to such CIR III Property on account of such Casualty and the Buyer shall receive a credit (the “Casualty Credit”) against the Closing Cash Consideration due at Closing for the amount of the deductible on such casualty insurance policy less any amounts reasonably and actually expended by the applicable Seller to collect any such insurance proceeds or to remedy any unsafe conditions at the applicable CIR III Property or to repair or restore any damages, in no event to exceed the amount of the loss. If the Casualty is not covered by insurance or the insurance proceeds are applied by the Lender for such CIR III Property to reduce the principal balance of the Existing Loan secured by the CIR III Property, the Buyer shall be entitled to a reduction (the “Restoration Credit”) in the Closing Cash Consideration equal to the full estimated cost of repairing or restoring the applicable CIR III Property (as determined pursuant to Section 12.1(c) below).

(b) If as a result of any such Casualty the tenant(s) under the Space Leases demising seventy-five percent (75%) or greater of gross leasable area of the applicable CIR III Property have the right to terminate such Space Leases pursuant to the terms thereof (a “Significant Casualty”), then the Parties shall proceed to consummate this transaction in accordance with this Agreement, provided that the Buyer shall receive at Closing (or on the Deferred Closing Date, as the case may be), a credit against the Closing Cash Consideration in an amount equal to the sum of the Casualty Credit, the Restoration Credit (if any) and the Reletting Costs, but without any other liability or obligation on the part of any Seller by reason of such destruction or damage. The Sellers (or the applicable Subsidiary) shall assign to the Buyer (or its permitted designee) and the Buyer (or its permitted designee) shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to such CIR III Property on account of such Significant Casualty. If the Reletting Costs have not been determined by the date that is two (2) days prior to the Scheduled Closing Date, then the CIR III Property that suffered the Significant Casualty shall be deemed to be a Deferred Property subject to Section 13.1 below and the applicable Deferred Closing Date shall be the date that is five (5) Business Days after the date that the Reletting Cost has been determined. “Reletting Costs” means the costs and expenses associated with re-tenanting the applicable CIR III Property, assuming each tenant with a right to terminate its Space Lease actually terminates such Space Lease in accordance with the terms thereof, taking into account any Leasing Costs, expected time on the market to lease the space subject to termination, business interruption proceeds available during such period, and all other relevant factors.as reasonably estimated by a leasing brokerage firm familiar with the market in which the CIR III Property is located, that is mutually acceptable to the Parties. If any tenant under the Space Lease that has the right to terminate the Space Lease waives its right to terminate its Space Lease or otherwise fails to terminate the Space Lease within any time period required by its Space Lease (x) prior to the Closing or Deferred Closing Date, as applicable, the Buyer shall not be entitled to any Reletting Costs with respect to such Space Lease and (y) after the Closing Date (or Deferred Closing Date, as applicable), the Buyer shall repay to the Sellers any Reletting Costs paid to Buyer in connection with such tenant and Space Lease.

(c) The cost of repairing or restoring the CIR III Property that is subject to a Casualty shall be determined by a consultant mutually acceptable to the Parties in their reasonable discretion.

(d) The provisions of this Section 12.1 (i) supersede any Law applicable to the CIR III Properties governing the effect of fire or other casualty in contracts for real property and (ii) shall survive the Closing and any Deferred Closing.

(e) At the Buyer’s request, the Sellers shall reasonably cooperate with the Buyer’s efforts after the Closing to adjust and collect any insurance claims pursuant to the terms of this Section 12.1.

(f) Notwithstanding anything to the contrary in this Agreement, if a Significant Casualty occurs at more than ten (10) CIR III Properties (a “Significant Portfolio Casualty”) then the Buyer shall have the option, exercisable in its sole discretion by written notice to the Sellers, to terminate this Agreement, in which case the Parties shall promptly deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to promptly deliver the Deposit to the Buyer and none of the Parties shall have any further rights or liabilities against or to the other with respect thereto except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof.

(g) If a Significant Portfolio Casualty occurs with respect to the CIR III Properties and the Buyer does not elect to terminate this Agreement pursuant to Section 12.1(f), the Closing shall occur on the later to occur of (x) the Scheduled Closing Date and (y) the tenth (10th) Business Day following the most recent Significant Casualty to occur, and if clause (y) applies, such tenth (10th) Business Day shall for all purposes hereunder be deemed the “Scheduled Closing Date”.

Section 12.2. Condemnation. If, prior to the Closing Date, any CIR III Property is taken, or if any Seller or Subsidiary shall receive an official notice from any Governmental Entity having eminent domain power over any of the CIR III Properties of its intention to take, by eminent domain proceeding, any CIR III Property, including with respect to a Pending Condemnation Proceeding (a “Taking”), then:

(a) Subject to the provisions of Section 12.2(b) below with respect to a Significant Taking, the Parties shall proceed to consummate this transaction in accordance with this Agreement, without any abatement of the Closing Cash Consideration or any liability or obligation on the part of the Sellers by reason of such destruction or damage. If the Taking is covered by insurance, the Sellers (or the applicable Subsidiary) shall assign to the Buyer (or its permitted designee) and the Buyer (or its permitted designee) shall have the right to make a claim for and to retain any insurance proceeds received under the insurance policies in effect with respect to such CIR III Property on account of such Taking and the Buyer shall receive a credit (the “Taking Credit”) against the Closing Cash Consideration due at Closing for the amount of the deductible on such insurance policy less any amounts reasonably and actually expended by the applicable Seller to collect any such insurance proceeds or to remedy any unsafe conditions at the applicable CIR III Property or to repair or restore any damages, in no event to exceed the amount of the loss. If the Taking is not covered by insurance or the insurance proceeds are applied by the Lender for such CIR III Property to reduce the principal balance of the Existing Loan secured by the CIR III Property, the Buyer shall be entitled to a reduction (the “Taking Restoration Credit”) in the Closing Cash Consideration equal to the full estimated cost of repairing or restoring the applicable CIR III Property (as determined pursuant to Section 12.2(c) below).

(b) If as a result of any such Taking the tenant(s) under the Space Leases demising seventy-five percent (75%) or greater of gross leasable area of the applicable CIR III Property have the right to terminate such Space Leases pursuant to the terms thereof (a “Significant Taking”), then the Parties shall proceed to consummate this transaction in accordance with this Agreement, provided that the Buyer shall receive at Closing (or on the Deferred Closing Date, as the case may be), a credit against the Closing Cash Consideration in an amount equal to the sum of the Taking Credit, the Taking Restoration Credit (if any) and the Reletting Costs, but without any other liability or obligation on the part of any Seller by reason of such Taking. The Sellers (or the applicable Subsidiary) shall assign to the Buyer (or its permitted designee) and the Buyer (or its permitted designee) shall have the right to make a claim for and to retain any insurance proceeds received under the insurance policies in effect with respect to such CIR III Property on account of such Significant Taking. If the Reletting Costs have not been determined by the date that is two (2) days prior to the Scheduled Closing Date, then the CIR III Property that suffered the Significant Taking shall be deemed to be a Deferred Property subject to Section 13.1 below and the applicable Deferred Closing Date shall be the date that is five (5) Business Days after the date that the Reletting Cost has been determined. “Reletting Costs” means the costs and expenses associated with re-tenanting the applicable CIR III Property, assuming each tenant with a right to terminate its Space Lease actually terminates such Space Lease in accordance with the terms thereof, taking into account any Leasing Costs, expected time on the market to lease the space subject to termination, business interruption proceeds available during such period, and all other relevant factors as reasonably estimated by a leasing brokerage firm familiar with the market in which the CIR III Property is located, that is mutually acceptable to the Parties. If any tenant under the Space Lease that has the right to terminate the Space Lease waives its right to terminate its Space Lease or otherwise fails to terminate the Space Lease within any time period required by its Space Lease (x) prior to the Closing or Deferred Closing Date, as applicable, the Buyer shall not be entitled to any Reletting Costs with respect to such Space Lease and (y) after the Closing Date (or Deferred Closing Date, as applicable), the Buyer shall repay to the Sellers any Reletting Costs paid to Buyer in connection with such tenant and Space Lease.

(c) The cost of repairing or restoring the CIR III Property that is subject to a Taking shall be determined by a consultant mutually acceptable to the Parties in their reasonable discretion.

(d) The provisions of this Section 12.2 (i) supersede any Law applicable to any CIR III Property governing the effect of condemnation in contracts for real property and (ii) shall survive the Closing and any Deferred Closing.

(e) At the Buyer’s request, the Sellers shall reasonably cooperate with the Buyer’s efforts after the Closing to adjust and collect any insurance claims pursuant to the terms of this Section 12.2.

(f) Notwithstanding anything to the contrary in this Agreement, if a Significant Taking occurs with respect to more than ten (10) CIR III Properties (a “Significant Portfolio Taking”) then the Buyer shall have the option, exercisable in its sole discretion by written notice to the Sellers, to terminate this Agreement, in which case the Parties shall promptly deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to promptly deliver the Deposit to the Buyer and none of the Parties shall have any further rights or liabilities against or to the other with respect thereto except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof.

(g) If a Significant Portfolio Taking occurs with respect to the CIR III Properties and the Buyer does not elect to terminate this Agreement pursuant to Section 12.1(d),

the Closing shall occur on the later to occur of (x) the Scheduled Closing Date and (y) the tenth (10th) Business Day following the most recent Significant Casualty to occur, and if clause (y) applies, such tenth (10th) Business Day shall for all purposes hereunder be deemed the “Scheduled Closing Date”.

ARTICLE XIII.

DEFERRED CLOSINGS

Section 13.1. Deferred Closings. If pursuant to Section 6.20(c) or Article XII, the closing date is deferred with respect to an CIR III Property, then such CIR III Property shall be deemed a “Deferred Property” and collectively with all other deferred CIR III Properties the “Deferred Properties.” This Agreement shall be deemed amended, without any further action on any parties’ part, as follows with respect to the Deferred Properties:

(a) Prior to the Closing, CIR III or the applicable Subsidiary shall cause the Deferred Property to be transferred to a newly formed Delaware limited liability company (the “Deferred Property Owner”) which is, or will be prior to Closing, wholly owned by the Sellers, pursuant to transfer documents in form and substance reasonably acceptable to the Buyer (such transfer may be effectuated by CIR III forming the Deferred Property Owner as a Subsidiary of CIR III, conveying the Deferred Property to the Deferred Property Owner and distributing the ownership interests in the Deferred Property Owner to the Sellers prior to Closing). The Organizational Documents of the Deferred Property Owner shall also be reasonably acceptable to Buyer. The Deferred Property Owner may elect to be classified as an association taxable as a corporation or a REIT for federal income tax purposes.

(b) Following the Closing, the Allocated Deposit for each Deferred Property shall be held by the Escrow Agent under the Indemnification Escrow Agreement subject to the terms of this Agreement. The “Allocated Deposit” shall for each Deferred Property be the amount equal to the Deposit multiplied by the fraction of (x) the Allocated Asset Value of such Deferred Property over (y) the Initial Purchase Price.

(c) At the Closing, Escrow Agent shall retain a portion of the Closing Cash Consideration equal to the Allocated Asset Value of the Deferred Property to be held under the Indemnification Escrow Agreement and applied towards the purchase of the applicable Deferred Property at the Deferred Closing, less the Allocated Deposit, subject to the terms of this Agreement (the “Escrowed Deferred Consideration”).

(d) Subject to Section 6.20(c) and Article XII, Seller and Buyer shall set a new closing date with respect to any Deferred Property (the “Deferred Closing Date”).

(e) Each such Deferred Property shall continue to be subject to all of the terms and conditions of this Agreement as if it were an CIR III Property, and all obligations and rights of Seller or any Subsidiary and Buyer with respect to the Deferred Property shall continue under this Agreement, mutatis, mutandis, except that (i) the Closing Cash Consideration for such Deferred Property shall be the Allocated Asset Value of such Deferred Property as adjusted by the amount of Prorated Items as of the Deferred Closing Date allocable to the Seller or as otherwise adjusted pursuant to the terms of this Agreement (the “Deferred Closing Cash Consideration”), (ii) the Closing Date shall be the Deferred Closing Date, (iii) the liquidated damages pursuant to Section 10.2(b) shall be the Allocated Deposit and (iv) references to the CIR III Shares shall be deemed to be references to the membership interests of the Sellers in the Deferred Property Owner.

Section 13.2. Survival. The provisions of this Article XIII shall survive the Closing with respect to any Dropped Properties and any Deferred Properties.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer (in the case of any proposed assignment by the Seller) or the Seller (in the case of a proposed assignment by the Buyer) and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that, without the consent of any party hereto, the Buyer may assign this Agreement and any of its rights and obligations hereunder to any Affiliate of the Buyer or to any corporation, limited liability company, partnership or other entity in connection with a reorganization, merger, consolidation, sale of assets or other similar transaction involving the Buyer, and, in connection with the Closing, the Buyer may pledge or grant an interest in this Agreement to any direct or indirect financing source. This Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, legal representatives and permitted assigns of the parties hereto.

Section 14.2. Governing Law/Choice of Forum.

(a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York, without giving effect to the principles of conflicts of Laws thereof.

(b) Each of the parties hereto irrevocably agrees that any and all disputes, claims or proceedings arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement or any other Transaction Document and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the courts of the State of New York located in New York, New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14.6 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 14.3. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.4. Expenses. Except as otherwise expressly set forth in this Agreement or the other Transaction Documents, all the fees, expenses and costs incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such fees, expenses and costs.

Section 14.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

Section 14.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and confirmation of receipt is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or a similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Seller:

c/o Cobalt Capital Partners, L.P.

5605 N. MacArthur Blvd., Suite 350

Irving, TX 75038

Attention: Lewis D. Friedland and Holly Losey

Facsimile: (972) 893-7001

and

c/o USAA Real Estate Company

9830 Colonnade Blvd. Suite 600

San Antonio, TX 78230

Attention: Steve Waters and Jim Hime

Facsimile: (210) 579-6889

with a copy to (which shall not constitute notice):

Locke Lord LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

Attention: X. Lane Folsom and Donald A. Hammett, Jr.

Facsimile: (214) 740-8800

If to the Buyer:

c/o ColFin Industrial Holdings, LLC

2450 Broadway, Suite 600

Santa Monica, CA 90404

Attention: Director – Legal Department

Facsimile: (212) 593-5433

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: Thomas M. Cerabino and Adam M. Turteltaub

Facsimile: (212) 728-8111

Any party may change its address for the purpose of this Section 14.6 by giving the other party written notice of its new address in the manner set forth above.

Section 14.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Buyer and the Seller, or in the case of a waiver, by the party or parties waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 14.8. Public Announcements. Except as required by Law or the rules of any stock exchange on which the securities of the Buyer or its Affiliates are listed and except with respect to the Buyer’s, direct or indirect, investors, no party hereto shall make any press release or public announcement setting forth the terms of the transactions contemplated hereby without the approval of the other party hereto.

Section 14.9. Entire Agreement. This Agreement together with the Confidentiality Agreement and other Transaction Documents and the schedules and exhibits hereto and thereto contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.

Section 14.10. Parties in Interest. Except as provided in Article XI, nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

Section 14.11. Scheduled Disclosures. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect, it being expressly acknowledged that items may be included in the Disclosure Schedule that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Disclosure of any matter, fact or circumstance in a Section of the Disclosure Schedule shall not be deemed to be disclosure thereof for purposes of any other Section of the Disclosure Schedule, except to the extent (a) that it is apparent on the face of any such Section of the Disclosure Schedule that the matters, facts or circumstances disclosed therein are applicable to another Section of the Disclosure Schedule or (b) such disclosure is cross-referenced to in such other Section of the Disclosure Schedule.

Section 14.12. Enforcement. The parties agree that irreparable damage would occur to the Buyer in the event that the Seller did not perform or otherwise comply with any provision of this Agreement in accordance with its specific terms. It is accordingly agreed that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Seller and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction. The Seller on behalf of itself and its Affiliates hereby waives any requirement for the posting of any bond or other security in connection with any such remedy. Such remedies shall not be the exclusive remedy for actual or threatened breaches of this Agreement but shall be in addition to all other remedies available at law or in equity to the Buyer and its Affiliates. The Seller hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Buyer has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 14.13. Draftsmanship. Each of the parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

Section 14.14. Counterparts. This Agreement may be executed and delivered (including, without limitation, by facsimile or email transmission) in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

ARTICLE XV.

STATE SPECIFIC PROVISIONS

Section 15.1. Florida.

(a) Radon Gas Disclosure. Radon gas is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

(b) Energy-Efficiency Rating Disclosure. In accordance with the Florida Building Energy-Efficiency Rating Act (Chapter 553, Part XI, F.S. (1993)), the Buyer of real property with a building for occupancy located thereon is notified that Buyer may have the building’s energy-efficiency rating determined.

(c) Concurrency. No representation is made regarding the ability to change the current use of, or improve, the subject property under the Local Government Comprehensive Planning and Land Development Regulation Act (Chapter 163 et seq., Florida Statutes) or any comprehensive plan or any other similar ordinance promulgated by controlling governmental authorities in accordance with said Act.

Section 15.2. Georgia.

(a) Liquidated Damages. Pursuant to Section 10.2(b), it is hereby agreed that Sellers’ damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Deposit constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages pursuant to Official Code of Georgia Annotated § 13-6-7.

(b) Georgia Resident. Sellers and each of their respective Subsidiaries are, or are deemed to be, a Georgia resident pursuant to O.C.G.A. §48-7-128 or will complete an Affidavit of Sellers’ Gain to be delivered at Closing.

Section 15.3. Illinois. With respect to each of the CIR III Properties located in the State of Illinois, in addition to the closing deliveries to be made by each Seller as required by Section 2.2(a), the following:

(a) To the extent required by Law and the regulations issued pursuant thereto in connection with the transfer of CIR III Properties, all applications and notices of transfer, evidence of full payment of water service and utility payments and evidence of inspections that are payable or arise as a result of the consummation of the transactions contemplated by this

Agreement shall be prepared, executed and/or obtained, as applicable, by the appropriate party under local custom; and

(b) Certificates from the appropriate Illinois state, city and county authorities stating that the withholding obligations under applicable Bulk Sales Laws (as defined below) do not apply to the transactions contemplated by this Agreement or specifying the holdback of sale proceeds which will satisfy Buyer’s obligations under said Bulk Sales Laws (“Bulk Sales Stop Order”), and such amount shall be held back by the Title Company on behalf of the Buyer. The holdback amount will be withheld from the Sellers until Buyer receives a release of the Bulk Sales Stop Order. If such certification is not obtained at or prior to Closing, then in lieu of providing such certifications, Sellers shall indemnify Buyer from all losses, costs, damages or expenses (including penalties, fees and expenses) incurred by Buyer arising out of Sellers’ failure to pay any tax to which any such Bulk Sales Laws relate, which indemnification obligation shall survive Closing. For purposes hereof, “Bulk Sales Laws” shall mean Section 902(d) of the Illinois Income Tax Act or Section 5(j) of the Illinois Retailer’s Occupation Tax Act, and Section 34-92 of the Cook County, Illinois Code of Ordinances, each as amended up to the Closing Date and including any appurtenant provisions, ordinances or regulations.

Section 15.4. Kansas. At the option of Buyer, at Buyer’s expense, and to the extent such mortgage debt is assignable, with lender’s consent as applicable, pursuant to its terms, Sellers shall reasonably cooperate to cause Sellers’ or the applicable Subsidiary’s lender to assign, transfer and convey to Buyer its interest in any existing mortgage debt associated with the CIR III Properties which Buyer wishes to assume. Sellers shall reasonably cooperate with Buyer to facilitate any necessary approval of such assignment and assumption by applicable lenders and to facilitate the amendment and/or modification of the associated mortgage documents as the same may be required by Buyer and/or to conform to the requirements for mortgage amendments and modifications as provided by applicable law. Sellers agree to execute all applicable documents and take further action, as reasonably necessary, to facilitate the provisions of this Section 15.4.

Section 15.5. Minnesota. At the option of Buyer, at Buyer’s expense, and to the extent such mortgage debt is assignable, with lender’s consent as applicable, pursuant to its terms, Sellers shall reasonably cooperate to cause Sellers’ or the applicable Subsidiary’s lender to assign, transfer and convey to Buyer its interest in any existing mortgage debt associated with the CIR III Properties which Buyer wishes to assume. Sellers shall reasonably cooperate with Buyer to facilitate any necessary approval of such assignment and assumption by applicable lenders and to facilitate the amendment and/or modification of the associated mortgage documents as the same may be required by Buyer and/or to conform to the requirements for mortgage amendments and modifications as provided in Minnesota Statutes Sections 287.01–287.14, as amended. Sellers agree to execute all applicable documents and take further action, as reasonably necessary, to facilitate the provisions of this Section 15.5.

Section 15.6. New Jersey.

(a) Buyer shall have the right to comply with N.J.S.A. 54:32B:22 (c) and N.J.S.A. 54:40-8, and Sellers shall cooperate in connection with such compliance. In furtherance thereof: (i) Sellers have prepared and delivered an Asset Transfer Tax Declaration (the “TTD”)

in the form prescribed by the Director of the New Jersey Division of Taxation (the “Director”) to the New Jersey Bulk Sales Section, and (ii) Buyer may deliver a Notification of Sale, Transfer or Assignment in Bulk (Form C-9600), together with the completed TTD and a fully executed copy of this Agreement (the “Tax Notification”) to the Director by registered or certified mail or overnight delivery so that such Tax Notification is received by the Director. Sellers shall provide all information reasonably requested by Buyer to enable Buyer to complete the Tax Notification as soon as practicable. If, at any time prior to settlement, the Director informs Buyer that a possible claim (“Claim”) for taxes imposed or to be imposed on Sellers, including any interest or any tax on the gain from the sale of the Subject Property (collectively “Taxes”) exists and the amount thereof (the “Deficiency”), then Buyer and Sellers shall close as scheduled and without delay, and Buyer shall withhold the portion of the Purchase Price equal to the amount of the Deficiency, which amount so withheld shall be placed in an account (the “Tax Escrow”). The Tax Escrow shall be held by Escrow Agent in accordance with the terms hereof. If after Closing, the Director or Sellers requests that Buyer pay all or any portion of the deficiency on behalf of Sellers, then Buyer shall direct the Escrow Agent to, and the Escrow Agent shall, promptly release such difference to Sellers. Notwithstanding anything to the contrary herein, Sellers shall have the right to negotiate with the Director regarding the Claim and the Deficiency; provided, however, that: (a) Buyer shall be entitled to comply with all of the instructions of the Director; (b) Closing shall not be delayed as a result thereof; and (c) Buyer shall not be liable for any amount in excess of the Tax Escrow. In no event shall the Escrow Agent fail to make any distribution provided for hereunder, including, without limitation, on the grounds that Sellers contest any finding of the Director. Notwithstanding anything to the contrary contained herein, Buyer shall not be liable for any Taxes (including, but not limited to, Taxes owed in connection with the use and operation of the Subject Property prior to Closing, or any Taxes on any gain realized upon the sale, transfer or assignment of the Subject Property) and Sellers shall indemnify and hold Buyer harmless from any liability or cost incurred in connection with any claim for any such Taxes, including any interest and penalties thereon and costs and fees imposed by the Director relating thereof. The indemnification provision in this Section 15.6 shall survive the termination of this Agreement and/or Closing under this Agreement.

(b) Certain of the leasehold premises located within the CIR III Properties are characterized as an “Industrial Establishment” as defined in the Industrial Site Recovery Act (“ISRA”) (N.J.S.A. 13:1K et seq. and N.J.A.C. 7:26B-1 et seq.). Sellers shall, at its sole cost and expense, perform any and all measures required to comply with ISRA, including but not limited to retaining a New Jersey Licensed Site Remediation Professional (“LSRP”) and securing the issuance of a Response Action Outcome (“RAO”) for each Industrial Establishment. In the event that remediation of any Industrial Establishment is required, the remediation will be performed to the standards applicable to an industrial facility and, shall be able to, subject to Buyer’s approval rights as set forth in the following sentence, utilize engineering and/or institutional controls, including, but not limited to, a Deed Notice and/or a Classification Exception Area; provided that the Buyer shall not withhold, condition or delay its consent to any proposed engineering or institutional control provided same does not materially interfere with the operation of the Property as it is currently operated. The Buyer further agrees to cooperate with Sellers, providing same is without cost to the Buyer, and shall promptly execute any documents reasonably necessary in connection with Sellers’ compliance with ISRA, including any deed restrictions or other controls. Sellers shall promptly deliver to Buyer a full and complete copy of each document submitted to a Governmental Entity under ISRA.

(c) In the event ISRA compliance is not completed prior to Closing, Sellers or the applicable Subsidiary shall prepare and submit Remediation Certifications for each Industrial Establishment which has not received a RAO, and shall establish the remediation funding source required by N.J.A.C. 7:26C-5.2.

(d) At Closing, Buyer and Sellers (or Sellers’ designee) shall execute a customary Post-Closing Access Agreement in form and substance reasonably satisfactory to the Parties which will provide access to the CIR III Property necessary to accomplish the ISRA-related activities, subject to the Space Leases.

Section 15.7. Texas. This Section 15.7 is specific to the State of Texas and is, therefore, limited accordingly:

(a) Certificate of Account Status. Section 2.2(a)(xxiii) of Section 2.2 (Certain Closing Deliveries) above shall be replaced with the following:

(i) (xv) a Certificate of Account Status from the Texas Comptroller of Public Accounts for each of the Sellers, and any and all such additional certificates, resolutions, instruments and agreements as may be reasonably requested by the Buyer or the Buyer’s title company in connection with the transactions contemplated hereby.

(b) Closing of CIR III Properties. A new last sentence shall be inserted into Section 3.4 (Closing) and read in its entirety as follows:

(i) Notwithstanding the foregoing, the Parties (i) acknowledge and agree that the indirect sale, transfer and conveyance of those specific CIR III Properties located in the State of Texas will require the assistance of a title company that is (x) located in Texas, and (y) licensed by the Texas Department of Insurance, and (ii) agree to work cooperatively to comply with this requirement.

Section 15.8. Utah. For all CIR III Properties located in the State of Utah, the term “CIR III Properties” shall be deemed to include the following additional language dealing with water rights: “TOGETHER WITH ALL WATER RIGHTS and pending applications associated with the subject real property as evidenced in the records of the State of Utah, Division of Water Rights, all appurtenant culinary water and irrigation shares, and any appurtenant water conveyance devices, ditches, diversion structures and any associated water conveyance easements.”

* * *

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Purchase Agreement to be executed as of the date first above written.

BUYER:

COLFIN INDUSTRIAL HOLDINGS, LLC

By:	/s/ Ronald M. Sanders
	Name:	Ronald M. Sanders
	Title:	Vice President

SELLERS:

COBALT INDUSTRIAL REIT III, L.P.

By:	/s/ Lewis Friedland
	Name:	Lewis Friedland
	Title:	Authorized Signatory

COBALT INDUSTRIAL REIT III PARALLEL FUND, L.P.

By:	/s/ Lewis Friedland
	Name:	Lewis Friedland
	Title:	Authorized Signatory